Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
     Management of MainLine Management LLC (“MainLine Management”), as general partner of Buckeye GP Holdings L.P. (“BGH”), is responsible for establishing and maintaining adequate internal control over financial reporting of BGH. Internal control over financial reporting is a process designed to provide reasonable, but not absolute, assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     Management evaluated MainLine Management’s internal control over financial reporting of BGH as of December 31, 2009. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (“COSO”). As a result of this assessment and based on the criteria in the COSO framework, management has concluded that, as of December 31, 2009, MainLine Management’s internal control over financial reporting of BGH was effective.
     BGH’s independent registered public accounting firm, Deloitte & Touche LLP, has audited MainLine Management’s internal control over financial reporting of BGH. Their opinion on the effectiveness of MainLine Management’s internal control over financial reporting of BGH appears herein.

/s/ FORREST E. WYLIE	/s/ KEITH E. ST.CLAIR

Forrest E. Wylie	Keith E. St.Clair
Chief Executive Officer	Chief Financial Officer
March 2, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of Buckeye GP Holdings L.P.
We have audited the internal control over financial reporting of Buckeye GP Holdings L.P. and subsidiaries (“BGH”) as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. BGH’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on BGH’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, BGH maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2009 of BGH and our report dated March 2, 2010 expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph regarding BGH’s change in its method of accounting for noncontrolling interests in 2009.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 2, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of Buckeye GP Holdings L.P.
We have audited the accompanying consolidated balance sheets of Buckeye GP Holdings L.P. and subsidiaries (“BGH”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and partners’ capital for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of BGH’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BGH and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the consolidated financial statements, BGH changed its method of accounting for noncontrolling interests in 2009.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), BGH’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2010 expressed an unqualified opinion on BGH’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 2, 2010

BUCKEYE GP HOLDINGS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Year Ended December 31,
	2009	2008	2007
Revenues:
Product sales	$1,125,653	$1,304,097	$10,680
Transportation and other services	644,719	592,555	508,667

Total revenue	1,770,372	1,896,652	519,347

Costs and expenses:
Cost of product sales and natural gas storage services	1,103,015	1,274,135	10,473
Operating expenses	275,930	281,965	245,271
Depreciation and amortization	54,699	50,834	40,236
Asset impairment expense	59,724	—	—
General and administrative	41,147	43,226	28,014
Reorganization expense	32,057	—	—

Total costs and expenses	1,566,572	1,650,160	323,994

Operating income	203,800	246,492	195,353

Other income (expense):
Investment income	453	1,553	1,490
Interest and debt expense	(75,147)	(75,410)	(51,721)

Total other expense	(74,694)	(73,857)	(50,231)

Income before earnings from equity investments	129,106	172,635	145,122
Earnings from equity investments	12,531	7,988	7,553

Net income	141,637	180,623	152,675
Less: net income attributable to noncontrolling interest	(92,043)	(154,146)	(129,754)

Net income attributable to Buckeye GP Holdings L.P.	$49,594	$26,477	$22,921

Earnings per partnership unit:
Basic	$1.75	$0.94	$0.81

Diluted	$1.75	$0.94	$0.81

Weighted average number of common units outstanding:
Basic	28,300	28,300	28,142

Diluted	28,300	28,300	28,300

See Notes to Consolidated Financial Statements.

BUCKEYE GP HOLDINGS L.P.
CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)

	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$37,574	$61,281
Trade receivables, net	124,165	79,969
Construction and pipeline relocation receivables	14,095	21,501
Inventories	310,214	84,229
Derivative assets	4,959	97,375
Assets held for sale	22,000	—
Prepaid and other current assets	104,251	75,406

Total current assets	617,258	419,761

Property, plant and equipment, net	2,238,321	2,241,612

Equity investments	96,851	90,110
Goodwill	432,124	433,892
Intangible assets, net	45,157	44,114
Other non-current assets	56,860	33,608

Total assets	$3,486,571	$3,263,097

Liabilities and partners’ capital:
Current liabilities:
Line of credit	$239,800	$96,000
Current portion of long-term debt	6,178	6,294
Accounts payable	56,723	42,098
Derivative liabilities	14,665	48,623
Accrued and other current liabilities	113,474	116,464

Total current liabilities	430,840	309,479

Long-term debt	1,500,495	1,453,425
Other non-current liabilities	102,942	101,359

Total liabilities	2,034,277	1,864,263

Commitments and contingent liabilities	—	—

Partners’ capital:
Buckeye GP Holdings L.P. capital:
General Partner (2,830 common units outstanding as of December 31, 2009 and 2008)	7	7
Limited Partners (27,771,213 and 27,766,817 common units outstanding as of December 31, 2009 and 2008, respectively)	236,545	226,565
Management (525,957 and 530,353 units outstanding as of December 31, 2009 and 2008, respectively)	3,225	3,037
Equity gains on issuance of Buckeye Partners, L.P. limited partner units	2,557	2,451

Total Buckeye GP Holdings L.P. capital	242,334	232,060
Noncontrolling interests	1,209,960	1,166,774

Total partners’ capital	1,452,294	1,398,834

Total liabilities and partners’ capital	$3,486,571	$3,263,097

See Notes to Consolidated Financial Statements.

BUCKEYE GP HOLDINGS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income	$141,637	$180,623	$152,675

Adjustments to reconcile net income
to net cash provided by operating activities:
Value of ESOP shares released	1,641	2,202	4,470
Depreciation and amortization	54,699	50,834	40,236
Asset impairment expense	59,724	—	—
Gain on the sale of assets	—	—	(828)
Net changes in fair value of derivatives	20,531	(24,228)	—
Non-cash deferred lease expense	4,500	4,598	—
Earnings from equity investments of Buckeye Partners, L.P.	(12,531)	(7,988)	(7,553)
Distributions from equity investments of Buckeye Partners, L.P.	9,660	5,113	7,418
Amortization of other non-cash items	8,257	4,643	2,197
Change in assets and liabilities, net of amounts related to acquisitions:
Trade receivables	(44,112)	36,060	3,432
Construction and pipeline relocation receivables	7,406	(8,930)	(382)
Inventories	(177,309)	(4,362)	(863)
Prepaid and other current assets	(28,937)	(27,823)	1,467
Accounts payable	14,569	(10,647)	(6,282)
Accrued and other current liabilities	(1,296)	9,336	733
Other non-current assets	(9,916)	9,520	1,999
Other non-current liabilities	(861)	(10,394)	(6,983)

Total adjustments from operating activities	(93,975)	27,934	39,061

Net cash provided by operating activities	47,662	208,557	191,736

Cash flows from investing activities:
Capital expenditures	(87,309)	(120,472)	(67,867)
Acquisitions and equity investments, net of cash acquired	(58,313)	(667,523)	(40,726)
Net proceeds (expenditures) for disposal of property, plant and equipment	1,419	(365)	(12)
Proceeds from the sale of Farm & Home retail operations	—	52,584	—

Net cash used in investing activities	(144,203)	(735,776)	(108,605)

Cash flows from financing activities:
Net proceeds from issuance of Buckeye Partners, L.P. limited partner units	104,632	113,111	296,361
Proceeds from exercise of Buckeye Partners, L.P. unit options	3,204	316	2,497
Issuance of long-term debt	273,210	298,050	—
Repayment of long term-debt	(6,294)	(6,289)	(6,037)
Borrowings under credit facilities	317,120	558,554	157,500
Repayments under credit facilities	(537,387)	(260,288)	(302,499)
Net borrowings (repayments) under BES credit agreement	143,800	(4,000)	—
Debt issuance costs	(4,691)	(2,111)	(178)
Distributions paid to noncontrolling partners of Buckeye Partners, L.P.	(180,008)	(159,306)	(128,775)
Settlement payment of interest rate swaps	—	(9,638)	—
Distributions paid to partners	(40,752)	(34,385)	(27,734)

Net cash provided by (used in) financing activities	72,834	494,014	(8,865)

Net increase (decrease) in cash and cash equivalents	(23,707)	(33,205)	74,266
Cash and cash equivalents — Beginning of year	61,281	94,486	20,220

Cash and cash equivalents — End of year	$37,574	$61,281	$94,486

See Notes to Consolidated Financial Statements.

BUCKEYE GP HOLDINGS L.P.
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
(In thousands)

	Buckeye GP Holdings L.P. Unitholders
				Equity Gains
	General	Limited		on Issuance
	Partner	Partner		of Buckeye’s
	Common	Common	Management	Limited	Noncontrolling
	Units	Units	Units	Partner Units	Interests	Total
Partners’ capital — January 1, 2007	$7	$232,202	$6,926	$1,482	$772,525	$1,013,142
Net income*	—	22,921	—	—	129,754	152,675
Distributions paid to partners	—	(27,734)	—	—	—	(27,734)
Recognition of value of Management Units	—	—	1,179	—	—	1,179
Conversion of Management Units	—	4,949	(4,949)	—	—	—
Recognition of unit-based compensation charges	—	590	—	—	—	590
Equity gains on issuance of Buckeye LP Units	—	—	—	757	(757)	—
Net proceeds from issuance of 6.2 million of Buckeye’s limited partner units					296,361	296,361
Amortization of Buckeye’s limited partner unit options	—	—	—	—	378	378
Exercise of limited partner unit options	—	—	—	—	2,497	2,497
Services Company’s non-cash ESOP distributions	—	—	—	—	(5,015)	(5,015)
Distributions paid to noncontrolling interests	—	—	—	—	(128,775)	(128,775)
Other	—	—	—	—	(825)	(825)

Partners’ capital — December 31, 2007	7	232,928	3,156	2,239	1,066,143	1,304,473
Net income*	—	25,981	496	—	154,146	180,623
Distributions paid to partners	—	(33,741)	(644)	—	—	(34,385)
Recognition of unit-based compensation charges	—	1,397	29	—	—	1,426
Equity gains on issuance of Buckeye LP Units	—	—	—	212	(212)	—
Net proceeds from issuance of 2.6 million of Buckeye’s limited partner units	—	—	—	—	113,111	113,111
Amortization of Buckeye’s limited partner unit options	—	—	—	—	486	486
Exercise of limited partner unit options	—	—	—	—	316	316
Services Company’s non-cash ESOP distributions	—	—	—	—	(5,685)	(5,685)
Acquired noncontrolling interests not previously owned	—	—	—	—	(1,537)	(1,537)
Distributions paid to noncontrolling interests	—	—	—	—	(159,306)	(159,306)
Other	—	—	—	—	(688)	(688)

Partners’ capital — December 31, 2008	7	226,565	3,037	2,451	1,166,774	1,398,834
Net income*	—	48,668	926	—	92,043	141,637
Distributions paid to partners	—	(39,990)	(762)	—	—	(40,752)
Recognition of unit-based compensation charges	—	1,302	24	—	—	1,326
Equity gains on issuance of Buckeye LP Units	—	—	—	106	(106)	—
Net proceeds from issuance of 3.0 million of Buckeye’s limited partner units	—	—	—	—	104,632	104,632
Amortization of Buckeye’s limited partner unit options	—	—	—	—	3,079	3,079
Exercise of limited partner unit options	—	—	—	—	3,204	3,204
Services Company’s non-cash ESOP distributions	—	—	—	—	(6,073)	(6,073)
Distributions paid to noncontrolling interests	—	—	—	—	(180,008)	(180,008)
Change in value of derivatives	—	—	—	—	17,722	17,722
Amortization of interest rate swaps	—	—	—	—	961	961
Other	—	—	—	—	7,732	7,732

Partners’ capital — December 31, 2009	$7	$236,545	$3,225	$2,557	$1,209,960	$1,452,294

*	Comprehensive income equals net income.
See Notes to Consolidated Financial Statements.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Except for per unit amounts, or as otherwise noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands.
1. ORGANIZATION
     Buckeye GP Holdings L.P. is a publicly traded Delaware master limited partnership (“MLP”) organized on June 15, 2006. Our common units (“Common Units”) are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BGH.” We own 100% of Buckeye GP LLC (“Buckeye GP”), which is the general partner of Buckeye Partners, L.P. (“Buckeye”). Buckeye is also a publicly traded Delaware MLP which was organized in 1986 and its limited partner units (“LP Units”) are separately traded on the NYSE under the ticker symbol “BPL.” Approximately 62% of our outstanding equity, which includes Common Units and management units (“Management Units”) are owned by BGH GP Holdings, LLC (“BGH GP”) and approximately 38% by the public. BGH GP is owned by affiliates of ArcLight Capital Partners, LLC (“ArcLight”), Kelso & Company (“Kelso”), and certain investment funds along with certain members of senior management of Buckeye GP. MainLine Management LLC, a Delaware limited liability company (“MainLine Management”), is our general partner and is wholly owned by BGH GP. As used in these Notes to Consolidated Financial Statements, unless the context requires otherwise, references to “we,” “us,” “our,” or “BGH” are intended to mean the business and operations of Buckeye GP Holdings L.P. on a consolidated basis, including those of Buckeye. References to “Buckeye” mean Buckeye Partners, L.P. and its consolidated subsidiaries.
     Our only business is the ownership of Buckeye GP. Buckeye GP’s only business is the management of Buckeye and its subsidiaries. At December 31, 2009, Buckeye GP owned an approximate 0.5% general partner interest in Buckeye.
     Buckeye owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered with approximately 5,400 miles of pipeline and 67 active products terminals that provide aggregate storage capacity of approximately 27.2 million barrels. In addition, Buckeye operates and maintains approximately 2,400 miles of other pipelines under agreements with major oil and chemical companies. Buckeye also owns and operates a major natural gas storage facility in northern California, which provides approximately 40 billion cubic feet (“Bcf”) of natural gas storage capacity (including pad gas), and is a wholesale distributor of refined petroleum products in the United States in areas also served by its pipelines and terminals.
     Buckeye Pipe Line Services Company (“Services Company”) was formed in 1996 in connection with the establishment of the Buckeye Pipe Line Services Company Employee Stock Ownership Plan (the “ESOP”). At December 31, 2009, Services Company owned approximately 3.2% of Buckeye’s LP Units. Services Company employees provide services to Buckeye’s operating subsidiaries. Pursuant to a services agreement entered into in December 2004 (the “Services Agreement”), Buckeye’s operating subsidiaries reimburse Services Company for the costs of the services provided by Services Company. Pursuant to the Services Agreement and an executive employment agreement, through December 31, 2008, executive compensation costs and related benefits paid to Buckeye GP’s four highest salaried officers were not reimbursed by Buckeye or its operating subsidiaries but were reimbursed to Services Company by us. Since January 1, 2009, Buckeye and its operating subsidiaries have paid for all executive compensation and benefits earned by Buckeye GP’s four highest salaried officers in return for an annual fixed payment from us of $3.6 million.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     We adhere to the following significant accounting policies in the preparation of our consolidated financial statements.
Basis of Presentation and Principles of Consolidation
     The consolidated financial statements and the accompanying notes are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the rules of the U.S. Securities and Exchange Commission (“SEC”). The financial statements include our accounts on a consolidated basis. We have eliminated all intercompany transactions in consolidation. The consolidated financial statements also include the accounts of our wholly-owned subsidiaries, as well as the accounts of Buckeye and Services Company, on a consolidated basis.
Business Segments
     We operate and report in five business segments: Pipeline Operations; Terminalling and Storage; Natural Gas Storage; Energy Services; and Development and Logistics. We previously referred to the Development and Logistics segment as the Other Operations segment. We renamed the segment to better describe the business activities conducted within the segment. See Note 22 for a more detailed discussion of our business segments.
Asset Retirement Obligations
     We regularly assess our legal obligations with respect to estimated retirements of certain of our long-lived assets to determine if an asset retirement obligation (“ARO”) exists. GAAP requires that the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred including obligations to perform an asset retirement activity in which the timing or method of settlement are conditional on a future event that may or may not be within the control of the entity. If an ARO is identified and a liability is recorded, a corresponding asset is recorded concurrently and is depreciated over the remaining useful life of the asset. After the initial measurement, the liability is periodically adjusted to reflect changes in the ARO’s fair value. Generally, the fair value of any liability is determined based on estimates and assumptions related to future retirement costs, future inflation rates and credit-adjusted risk-free interest rates.
     Other than assets in the Natural Gas Storage segment, our assets generally consist of underground refined petroleum products pipelines installed along rights-of-way acquired from land owners and related above-ground facilities and terminals that we own. We are unable to predict if and when our pipelines, which generally serve high-population and high-demand markets, will become completely obsolete and require decommissioning. Further, our rights-of-way agreements typically do not require the dismantling and removal of the pipelines and reclamation of the rights-of-way upon permanent removal of the pipelines from service. Accordingly, other than with respect to the Natural Gas Storage segment, we have recorded no liabilities, or corresponding assets, because the future dismantlement and removal dates of the majority of our assets, and the amount of any associated costs, are indeterminable.
     The Natural Gas Storage segment’s pipelines and surface facilities are located on land that is leased. An ARO asset and liability was established due to a requirement in the land leases to remove certain assets in the event that the site is abandoned. The ARO liability will be adjusted prospectively for costs incurred or settled, accretion expense, and any revisions made to the assumptions related to the retirement costs. See Note 8 for further discussion of our AROs.
Capitalization of Interest
     Interest on borrowed funds is capitalized on projects during construction based on the approximate average interest rate of our debt. Interest capitalized for the years ended December 31, 2009, 2008 and 2007 was $3.4

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
million, $2.3 million and $1.5 million, respectively. The weighted average rates used to capitalize interest on borrowed funds was 5.4% for the years ended December 31, 2009, 2008 and 2007.
Cash and Cash Equivalents
     Cash equivalents represent all highly marketable securities with original maturities of three months or less. The carrying value of cash equivalents approximates fair value because of the short term nature of these investments.
     Our consolidated statements of cash flows are prepared using the indirect method. The indirect method derives net cash flows from operating activities by adjusting net income to remove (i) the effects of all deferrals of past operating cash receipts and payments, such as changes during the period in inventory, deferred income and similar transactions, (ii) the effects of all accruals of expected future operating cash receipts and cash payments, such as changes during the period in receivables and payables, (iii) the effects of all items classified as investing or financing cash flows, such as gains or losses on sale of property, plant and equipment or extinguishment of debt, and (iv) other non-cash amounts such as depreciation, amortization and changes in the fair market value of financial instruments.
Construction and Pipeline Relocation Receivables
     Construction and pipeline relocation receivables represent valid claims against non-affiliated customers for services rendered in constructing or relocating pipelines and are recognized when services are rendered.
Contingencies
     Certain conditions may exist as of the date our consolidated financial statements are issued that may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. Our management, with input from legal counsel, assesses such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management, with input from legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.
     If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.
     Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.
Cost of Product Sales and Natural Gas Storage Services
     Cost of product sales relates to sales of refined petroleum products, consisting primarily of gasoline, heating oil and diesel fuel, and includes the direct costs of product acquisition as well as the effects of hedges of such product acquisition costs and hedges of fixed-price sales contracts. In addition, costs related to hub service agreements, which consist of a variety of gas storage services under interruptible storage agreements, for which we will be required to make payment to a third party, are recognized as cost of natural gas storage services. These services principally include park and loan transactions. Parks occur when gas from a third party is injected and stored for a specified period. The third party then is obligated to withdraw its stored gas at a future date. Title to the gas remains with the third party. Loans occur when gas is delivered to a third party in a specified period. The third party then has the obligation to redeliver gas at a future date. Costs related to park and loan transactions for which we are required to make payment are recognized ratably over the term of the agreement.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Debt Issuance Costs
     Costs incurred upon the issuance of our debt instruments are capitalized and amortized over the life of the associated debt instrument on a straight-line basis, which approximates the effective interest method. If the debt instrument is retired before its scheduled maturity date, any remaining issuance costs associated with that debt instrument are expensed in the same period. Deferred debt issuance costs were $18.1 million and $13.7 million at December 31, 2009 and 2008, respectively. Accumulated amortization was approximately $7.0 million and $4.8 million at December 31, 2009 and 2008, respectively.
Earnings per Partnership Unit
     Basic earnings per partnership unit is determined by dividing the net income attributable to us by the weighted average number of Common Units and vested Management Units outstanding for the period. Diluted earnings per partnership unit is calculated using the weighted average of all partnership units outstanding, including Common Units and Management Units.
Environmental Expenditures
     We accrue for environmental costs that relate to existing conditions caused by past operations, including, in some cases, pre-existing conditions related to acquired assets. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as damages and other costs, when estimable. We monitor the balance of accrued undiscounted environmental liabilities on a regular basis. We record liabilities for environmental costs at a specific site when our liability for such costs is probable and a reasonable estimate of the associated costs can be made. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation alternatives available and the evolving nature of environmental laws and regulations. None of our estimated environmental remediation liabilities are discounted to present value since the ultimate amount and timing of cash payments for such liabilities are not readily determinable. Expenditures to mitigate or prevent future environmental contamination are capitalized. We maintain insurance which may cover certain environmental expenditures.
     At December 31, 2009 and 2008, our accrued liabilities for environmental remediation projects totaled $29.9 million and $27.0 million, respectively. These amounts were derived from a range of reasonable estimates based upon studies and site surveys. Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in expenditures required to remediate contamination for which we are responsible.
Equity Investments
     We account for investments in entities in which we do not exercise control, but have significant influence, using the equity method. Under this method, an investment is recorded at acquisition cost plus our equity in undistributed earnings or losses since acquisition, reduced by distributions received and amortization of excess net investment. Excess investment is the amount by which the initial investment exceeds the proportionate share of the book value of the net assets of the investment. We evaluate equity method investments for impairment whenever events or circumstances indicate that there is a loss in value of the investment which is other than temporary. In the event that the loss in value of an investment is other than temporary, we record a charge to earnings to adjust the carrying value to fair value. There were no impairments of our equity investments during the years ended December 31, 2009, 2008 or 2007.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Estimates
     The preparation of consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions. These estimates and assumptions, which may differ from actual results, will affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expense during the reporting periods.
Fair Value
     Cash and cash equivalents, trade receivables, construction and pipeline relocation receivables, margin deposits, prepaid and other current assets and all current liabilities are reported in the consolidated balance sheets at amounts which approximate fair value due to the relatively short period to maturity of these financial instruments. The fair value of our debt was calculated using interest rates currently available to us for issuance of debt with similar terms and remaining maturities and approximate market values on the respective dates. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. Our Energy Services segment also has derivative assets and liabilities. These assets and liabilities consist of exchange–traded futures contracts and fixed-price sales contracts with customers. These assets and liabilities are measured and reported at fair values. We consider the impact of credit valuation adjustments with respect to the fixed-price sales contracts. See Note 15 for further discussion.
Financial Instruments
     We use financial instruments such as swaps, forwards, futures and other contracts to manage market price risks associated with inventories, firm commitments, interest rates and certain anticipated transactions. We recognize these transactions on our consolidated balance sheet as assets and liabilities based on the instrument’s fair value. Changes in fair value of financial instrument derivative contracts are recognized in the current period in earnings unless specific hedge accounting criteria are met. If the financial instrument is designated as a hedging instrument in a fair value hedge, gains and losses incurred on the instrument will be recorded in earnings to offset corresponding losses and gains on the hedged item. If the financial instrument is designated as a hedging instrument in a cash flow hedge, gains and losses incurred on the instrument are recorded in other comprehensive income. In both cases, any gains or losses incurred on the instrument that are not effective in offsetting changes in fair value or cash flows of the hedged item are recognized immediately in earnings. Gains and losses on cash flow hedges are reclassified from other comprehensive income to earnings when the forecasted transaction occurs or, as appropriate, over the economic life of the underlying asset or liability. A financial instrument designated as a hedge of an anticipated transaction that is no longer likely to occur is immediately recognized in earnings.
     To qualify as a hedge, the item to be hedged must expose us to risk and we must have an expectation that the related hedging instrument will be effective at reducing or mitigating that exposure. Certain other hedging requirements, such as documentation at inception as discussed below, must also be met.
     Documentation of all hedging relationships is completed at inception and includes a description of the risk-management objective and strategy for undertaking the hedge, identification of the hedging instrument, the hedged item, the nature of the risk being hedged, the method for assessing effectiveness of the hedging instrument in offsetting the hedged risk and the method of measuring any ineffectiveness. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the consolidated balance sheets or to specific firm commitments or forecasted transactions. We also formally assess, both at the hedge’s inception and on an ongoing basis at least quarterly, whether the derivatives that are used in designated hedging relationships are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Goodwill
     Goodwill represents the excess of purchase price over fair value of net assets acquired. Our goodwill amounts are assessed for impairment (i) on an annual basis on January 1 of each year or (ii) on an interim basis if circumstances indicate it is more likely than not the fair value of a reporting unit is less than its fair value. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit. A reporting unit is a business segment or one level below a business segment for which discrete financial information is available and regularly reviewed by segment management. Our reporting units are our business segments. A goodwill impairment assessment requires that the estimated fair value of the reporting unit to which the goodwill is assigned be determined and compared to its book value. If the fair value of the reporting unit including associated goodwill amounts is less than its book value, including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value. We have not recognized any impairment losses related to goodwill for any of the periods presented.
Income Taxes
     For federal and state income tax purposes, we and our subsidiaries, including Buckeye, except for Buckeye Gulf Coast Pipe Lines, L.P. (“BGC”), a Buckeye operating subsidiary, are not taxable entities. Accordingly, our taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, is generally includable in the federal and state income tax returns of our individual partners. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes is not available to us.
     Effective August 1, 2004, BGC elected to be treated as a taxable corporation for federal income tax purposes. Accordingly, it has recognized deferred tax assets and liabilities for temporary differences between the amounts of assets and liabilities measured for financial reporting purposes and the amounts measured for federal income tax purposes. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Deferred tax assets are reduced by a valuation allowance when the amount of any tax benefit is not expected to be realized. We recorded a deferred tax liability of $0.4 million and $0.8 million as of December 31, 2009 and 2008, respectively, which is recorded in non-current liabilities.
     Income tax benefit for the year ended December 31, 2009 was $0.3 million. Income tax expense for the years ended December 31, 2008 and 2007 was $0.8 million for both periods. Income tax benefit/expense is included in operating expenses in the consolidated statements of operations.
Intangible Assets
     Intangible assets with finite useful lives are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Intangible assets that have finite useful lives are amortized over their useful lives.
Inventories
     We generally maintain two types of inventory. Within our Energy Services segment, we principally maintain refined petroleum products inventory, which consists primarily of gasoline, heating oil and diesel fuel, which are valued at the lower of cost or market, unless such inventories are hedged.
     We also maintain, principally within our Pipeline Operations segment, an inventory of materials and supplies such as pipes, valves, pumps, electrical/electronic components, drag reducing agent and other miscellaneous items that are valued at the lower of cost or market based on the first-in, first-out method (see Note 6).

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Long-Lived Assets
     We assess the recoverability of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We assess recoverability based on estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal. The measurement of an impairment loss, if recognition of any loss is required, is based on the difference between the carrying amount and fair value of the asset. During the year ended December 31, 2009, we recorded a non-cash charge of $59.7 million related to an asset impairment (see Note 8).
Noncontrolling Interests
     The consolidated balance sheets include noncontrolling interests that relate to the portions of Buckeye and Services Company that is not owned by us. Similarly, the consolidated statements of operations include noncontrolling interests that reflect amounts not attributable to us. On January 1, 2009, we adopted guidance that established accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. These accounting and reporting standards require entities that prepare consolidated financial statements to: (a) present noncontrolling interests as a component of equity, separate from the parent’s equity; (b) separately present the amount of consolidated net income attributable to noncontrolling interests in the income statement; (c) consistently account for changes in a parent’s ownership interests in a subsidiary in which the parent entity has a controlling financial interest as equity transactions; (d) require an entity to measure at fair value its remaining interest in a subsidiary that is deconsolidated; and (e) require an entity to provide sufficient disclosures that identify and clearly distinguish between interests of the parent and interests of noncontrolling owners. Accordingly, for all periods presented in our consolidated financial statements, we have reclassified our noncontrolling interests liability into partners’ capital on the consolidated balance sheets and have separately presented and allocated income attributable to noncontrolling interests on the consolidated statements of operations and consolidated statements of partners’ capital.
Pensions
     Services Company sponsors a defined contribution plan (see Note 16), defined benefit plans (see Note 16) and the ESOP (see Note 16) that provide retirement benefits to certain regular full-time employees. Certain hourly employees of Services Company are covered by a defined contribution plan under a union agreement (see Note 16).
Postretirement Benefits Other Than Pensions
     Services Company provides post-retirement health care and life insurance benefits for certain of its retirees. Certain other retired employees are covered by a health and welfare plan under a union agreement (see Note 16).
Property, Plant and Equipment
     We record property, plant and equipment at its original acquisition cost. Property, plant and equipment consist primarily of pipelines, wells, storage and terminal facilities, pad gas and pumping and compression equipment. Depreciation on pipelines and terminals is generally calculated using the straight-line method over the estimated useful lives ranging from 44 to 50 years. Plant and equipment associated with natural gas storage is generally depreciated over 44 years, except for pad gas. The Natural Gas Storage segment maintains a level of natural gas in its underground storage facility generally known as pad gas, which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow routine injection and withdrawal to meet demand. The pad gas is considered to be a component of the facility and as such is not depreciated because it is expected to ultimately be recovered and sold. Other plant and equipment is generally depreciated on a straight-line basis over an estimated life of 5 to 50 years.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Additions to property, plant and equipment, including major replacements or betterments, are recorded at cost. We charge maintenance and repairs to expense in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation, except for certain pipeline system assets, are removed from our consolidated balance sheet in the period of sale or disposition, and any resulting gain or loss is included in income. For our pipeline system assets, we generally charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal. When a separately identifiable group of assets, such as a stand-alone pipeline system is sold, we will recognize a gain or loss in our consolidated statements of operations for the difference between the cash received and the net book value of the assets sold.
     The following table represents the depreciation life for the major components of our assets:

Life in years
Right of way	44-50
Line pipe and fittings	44-50
Buildings	50
Wells	44
Pumping and compression equipment	44-50
Oil tanks	50
Office furniture and equipment	18
Vehicles and other work equipment	11
Servers and software	5
Recent Accounting Developments
     In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“ASC”). Beginning in the third quarter of 2009, the ASC became the single source for all authoritative nongovernmental GAAP recognized by the FASB and is required to be applied to financial statements issued for interim and annual periods ending after September 15, 2009. The ASC replaces other sources of authoritative GAAP with the exception of rules and interpretive releases of the SEC, which will continue to be authoritative. The issuance of the ASC is not intended to significantly change GAAP and did not impact our results of operations, cash flows or financial position.
     Consolidation of Variable Interest Entities (“VIEs”). In June 2009, the FASB amended consolidation guidance for VIEs. The objective of this new guidance is to improve financial reporting by companies involved with VIEs. This guidance requires companies to perform an analysis to determine whether the companies’ variable interest or interests give it a controlling financial interest in a VIE. The new guidance is effective as of the beginning of each reporting company’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. This guidance is effective for us on January 1, 2010. We are currently evaluating the impact the adoption of this guidance will have on our consolidated financial statements.
     Fair Value Measurements. In August 2009, the FASB issued new guidance that clarifies how an entity should estimate the fair value of liabilities. If a quoted price in an active market for an identical liability is not available, a company must measure the fair value of the liability using one of several valuation techniques (e.g., quoted prices for similar liabilities or present value of cash flows). Our adoption of this new guidance on October 1, 2009 did not have any impact on our consolidated financial statements or related disclosures.
     In January 2010, the FASB issued new guidance that amends, clarifies and provides additional disclosure requirements related to recurring and non-recurring fair value measurements and employers’ disclosures about postretirement benefit plan assets. This new guidance became effective for us on January 1, 2010. We are currently evaluating the impact the adoption of this guidance will have on our consolidated financial statements.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Reclassifications
     Certain prior year amounts have been reclassified in the consolidated statements of cash flows to conform to the current-year presentation. Specifically, we have separately disclosed cash flows from the issuance of long-term debt and borrowings under credit facilities for the year ended December 31, 2008. These amounts had been included within the same line item in the 2008 period. There were no issuances of long-term debt during the year ended December 31, 2007.
Regulatory Reporting
     The majority of our refined petroleum products pipelines are subject to regulation by the Federal Energy Regulatory Commission (“FERC”), which prescribes certain accounting principles and practices for the annual Form 6 Report filed with the FERC that differ from those used in these consolidated financial statements. Reports to FERC differ from the consolidated financial statements, which have been prepared in accordance with GAAP, generally in that such reports calculate depreciation over estimated useful lives of the assets as prescribed by FERC.
Revenue Recognition
     We recognize revenues as follows (by segment):
•	Pipeline Operations segment:
o	Revenue from the transportation of refined petroleum products is recognized as products are delivered.
•	Terminalling and Storage segment:
o	Revenues from terminalling, storage and rental operations are recognized as the services are performed.
•	Natural Gas Storage segment:
o	Revenue from natural gas storage, which consists of demand charges, or lease revenues, for the reservation of storage space under firm storage agreements, is recognized over the term of the related storage agreement. The demand charge entitles the customer to a fixed amount of storage space and certain injection and withdrawal rights. Title to the stored gas remains with the customer.

o	Revenues from hub services, which consist of a variety of other gas storage services under interruptible storage agreements, are recognized ratably over the term of the agreement. These services principally include park and loan transactions. Parks occur when gas from a customer is injected and stored for a specified period. The customer then has the obligation to withdraw its stored gas at a future date. Title to the gas remains with the customer. Loans occur when gas is delivered to a customer in a specified period. The customer then has the obligation to redeliver gas at a future date.
•	Energy Services segment:
o	Revenue from the sale of refined petroleum products, which are sold on a wholesale basis, is recognized when such products are delivered to the customer purchasing the products.
•	Development and Logistics segment:
o	Revenues from contract operation and construction services of facilities and pipelines not directly owned by us are recognized as the services are performed. Contract and construction services revenue typically includes costs to be reimbursed by the customer plus an operator fee.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Trade Receivables and Concentration of Credit Risk
     Trade receivables represent valid claims against non-affiliated customers and are recognized when products are sold or services are rendered. We extend credit terms to certain customers based on historical dealings and to other customers after a full review of various financial credit indicators, including the customers’ credit rating (if available), and verified trade references. Our allowance for doubtful accounts is determined based on specific identification and estimates of future uncollectible accounts. Our Energy Services segment has established an allowance for doubtful accounts, while our other segments do not maintain an allowance for doubtful accounts due to their favorable collections experience.
     Our Energy Services segment’s allowance for doubtful accounts was $1.5 million and $2.1 million at December 31, 2009 and 2008, respectively, and is included in trade receivables in the consolidated balance sheets. Our procedure for determining the allowance for doubtful accounts is based on (i) historical experience with customers, (ii) the perceived financial stability of customers based on our research, and (iii) the levels of credit the Energy Services segment grants to customers. In addition, the Energy Services segment may increase the allowance for doubtful accounts in response to the specific identification of customers involved in bankruptcy proceedings and similar financial difficulties. On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure that we have recorded sufficient reserves to cover potential losses.
     We have a concentration of trade receivables due from major integrated oil companies and their marketing affiliates, major petroleum refiners, major chemical companies, large regional marketing companies and large commercial airlines. Additionally, we have trade receivables from gas marketing companies, independent gatherers, investment banks that have established a trading platform, and brokers and marketers. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors.
     For the years ended December 31, 2009 and 2008, no customer contributed more than 10% of consolidated revenue. For the year ended December 31, 2007, Shell Oil Products U.S. (“Shell”) contributed 10% of consolidated revenue. Approximately 3% of 2007 consolidated revenue was generated by Shell in the Pipeline Operations segment, and the remaining 7% of consolidated revenue generated by Shell was in the Terminalling and Storage segment.
     We manage our exposure to credit risk through credit analysis and monitoring procedures, and sometimes use letters of credit, prepayments and guarantees. The Pipeline Operations and Energy Services segments bill their customers on a weekly basis, and the Terminalling and Storage, Natural Gas Storage and Development and Logistics segments bill on a monthly basis. We believe that these billing practices may reduce credit risk.
Unit-Based Compensation
     We have Management Units and a GP Equity Compensation Plan (see Note 17 for a discussion of BGH GP’s override units). Buckeye formerly awarded options to acquire its LP Units to employees pursuant to a Unit Option and Distribution Equivalent Plan (the “Option Plan”). In addition, in March 2009, Buckeye’s 2009 Long-Term Incentive Plan (the “2009 LTIP”) became effective. All unit-based payments to employees under these plans, including grants of employee unit options, phantom units and performance units, are recognized in the consolidated statements of operations based on their fair values. See Note 17 for further discussion of unit-based compensation plans.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. REORGANIZATION
     On July 20, 2009, we announced the completion of a company-wide, “best practices” review. During the period ended June 30, 2009, we commenced a restructuring of our operations as a result of this review, including a reorganization of our field operations to combine five of our original pipeline and terminal districts into three districts, as well as a restructuring of certain corporate functions and related corporate support functions. These efforts redefined the roles and responsibilities of certain positions and called for the elimination of resources devoted to such activities. Approximately 230 positions have been affected as a result of these restructuring activities.
     As part of the restructuring efforts, we executed a reduction in force comprised of a Voluntary Early Retirement Plan (the “VERP”) and an involuntary plan. The terms of the VERP were agreed to by approximately 80 employees during the period ended June 30, 2009. An additional group of approximately 150 employees were impacted by the involuntary reduction in workforce under our ongoing severance plan. Affected employees receive severance benefits, post-employment benefits including extended medical and dental coverage, and other services including retirement counseling and outplacement services. Most terminations were effective as of July 20, 2009.
     For the year ended December 31, 2009, we recorded reorganization expense of $32.1 million for post-employment costs related to these restructuring activities which include: (1) termination benefits pursuant to voluntary and involuntary severance plans of $16.0 million; (2) post-retirement benefits of $6.4 million (see Note 16); and (3) other related costs of $9.7 million.
     The reorganization expenses incurred by segment, including certain allocated amounts, for the year ended December 31, 2009 were as follows:

Pipeline Operations	$26,127
Terminalling and Storage	2,735
Natural Gas Storage	495
Energy Services	1,207
Development and Logistics	1,493

Total reorganization expenses	$32,057

4. ACQUISITIONS AND DISPOSITIONS
Business Combinations
     Our 2009 acquisition of pipeline and terminal assets from ConocoPhillips and the 2008 acquisitions of Lodi Gas Storage, L.L.C. (“Lodi Gas”), Farm & Home and a terminal in Albany, New York (“Albany Terminal”) have been accounted for as business combinations. The total purchase price was allocated to the fair value of the assets acquired and the liabilities assumed based on an assessment of their fair values at the acquisition date, with amounts exceeding the fair values being recorded as goodwill. All goodwill recorded in these business combinations is deductible for tax purposes. The results of their operations have been included in our consolidated financial statements since their respective acquisition dates.
Refined Petroleum Products Terminals and Pipeline Assets
     On November 18, 2009, we acquired from ConocoPhillips certain refined petroleum product terminals and pipeline assets for approximately $47.1 million in cash. In addition, we acquired certain inventory on hand upon completion of the transaction for additional consideration of $7.3 million. The assets include over 300 miles of active pipeline that provide connectivity between the East St. Louis, Illinois and East Chicago, Indiana markets and three terminals providing 2.3 million barrels of storage tankage. ConocoPhillips entered into certain commercial contracts with us concurrent with our acquisition regarding usage of the acquired facilities. We believe the acquisition of these assets gives us greater access to markets and refinery operations in the Midwest and increases

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the commercial value to our customers by offering enhanced distribution connectivity and flexible storage capabilities. The operations of our combined assets will be reported in the Pipeline Operations and Terminalling and Storage segments. The purchase price has been allocated to the tangible and intangible assets acquired, on a preliminary basis, as follows:

Inventory	$7,287
Property, plant and equipment	44,400
Intangible assets	4,580
Environmental and other liabilities	(1,834)

Allocated purchase price	$54,433

Lodi Gas
     On January 18, 2008, we acquired all of the member interests in Lodi Gas from Lodi Holdings, L.L.C. Lodi Holdings, L.L.C. was owned by affiliates of ArcLight, which owns an indirect interest in our general partner. The cost of Lodi Gas was approximately $442.4 million in cash and consisted of the following:

Contractual purchase price	$440,000
Working capital adjustments and fees	2,367

Total purchase price	$442,367

     Of the contractual purchase price, $428.0 million was paid at closing and an additional $12.0 million was paid on March 6, 2008 upon receipt of approval from the California Public Utilities Commission for an expansion project known as Kirby Hills Phase II. We believed the acquisition of Lodi Gas represented an attractive opportunity to expand and diversify our storage and throughput operations into a new geographic area, northern California, and a new commodity type, natural gas, and provides us a platform for growth in the natural gas storage industry. These advantageous factors resulted in the recognition of goodwill in the amount that the fair value of the assets acquired and the liabilities assumed at the acquisition date exceeded the total purchase price. The activities of Lodi Gas are reported in the Natural Gas Storage segment. The purchase price has been allocated to the tangible and intangible assets acquired, including goodwill, as follows:

Current assets	$8,240
Property, plant and equipment	274,880
Goodwill	169,560
Current liabilities	(9,096)
Other liabilities	(1,217)

Allocated purchase price	$442,367

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Farm & Home
     On February 8, 2008, we acquired all of the member interests of Farm & Home for approximately $146.2 million. We believed that the wholesale distribution operations of Farm & Home represented an attractive opportunity to further our strategy of improving overall profitability by increasing the utilization of our existing pipeline and terminal system infrastructure by marketing refined petroleum products in areas served by that infrastructure. These advantageous factors resulted in the recognition of goodwill in the amount that the fair value of the assets acquired and the liabilities assumed at the acquisition date exceeded the total purchase price. The operations of Farm & Home are reported in the Energy Services segment. The purchase price has been allocated to the tangible and intangible assets acquired, including goodwill, as follows:

Current assets	$79,144
Inventory	93,332
Property, plant and equipment	33,880
Goodwill	1,132
Customer relationships	38,300
Other assets	3,688
Assets held for sale, net of liability of $0.7 million	51,645
Debt	(100,000)
Current liabilities	(53,208)
Other liabilities	(1,740)

Allocated purchase price	$146,173

     On April 15, 2008, we completed the sale of the retail operations of Farm & Home to a wholly-owned subsidiary of Inergy, L.P. for approximately $52.6 million. The retail assets sold consisted primarily of property, plant and equipment, inventory and receivables. We recorded no gain or loss on the sale of Farm & Home’s retail operations. The retail operations of Farm & Home were not an integral part of our core operations and strategy. Revenues from the retail operations for the period February 8, 2008 to April 15, 2008 were approximately $19.0 million. On July 31, 2008, Farm & Home was merged with and into its wholly owned subsidiary, Buckeye Energy Services LLC (“BES”), with BES continuing as the surviving entity of the merger.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Albany Terminal
     On August 28, 2008, we completed the purchase of the Albany Terminal, an ethanol and refined petroleum products terminal in Albany, New York, from LogiBio Albany Terminal, LLC. The purchase price for the terminal was $46.5 million in cash, with an additional $1.5 million payable if the terminal operations meet certain performance goals over the next three years. We also assumed environmental remediation costs for the Albany Terminal estimated to be $5.6 million. The Albany Terminal has an active storage capacity of 1.8 million barrels. The Albany Terminal’s operations are reported in the Terminalling and Storage segment. We believe that the Albany Terminal’s operations represented an attractive opportunity to increase our participation in the ethanol services market in the northeast United States. These advantageous factors resulted in the recognition of goodwill in the amount that the fair value of the assets acquired and the liabilities assumed at the acquisition date exceeded the total purchase price. The purchase price has been allocated to the tangible and intangible assets acquired, including goodwill, as follows:

Current assets	$78
Property, plant and equipment	25,172
Goodwill	26,829
Other assets	1,920
Other liabilities	(7,144)

Allocated purchase price	$46,855

Unaudited Pro forma Financial Results
     The following unaudited summarized pro forma consolidated statements of operations information for the years ended December 31, 2008 and 2007 assumes that the acquisitions of Lodi Gas, Farm & Home and the Albany Terminal occurred as of the beginning of the years presented.
     The pro forma presentation below assumes that Buckeye’s equity offerings that were used in part to fund the acquisition of Lodi Gas occurred effective January 1, 2007. In the 2008 pro forma presentation, approximately $2.6 million of disposition-related expenses incurred by Lodi Gas in the period from January 1, 2008 to January 17, 2008 (prior to Buckeye’s ownership) have been excluded because these expenses were a nonrecurring item. For Farm & Home, the results of the retail operations have been excluded from both periods presented. These pro forma unaudited financial results were prepared for comparative purposes only and are not indicative of actual results that would have occurred if we had completed these acquisitions as of the beginning of the periods presented or the results that may be attained in the future:

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2008	2007
Revenues:
As reported	$1,896,652	$519,347
Pro forma adjustments	180,422	1,155,655

Pro forma revenue	$2,077,074	$1,675,002

Net income:
As reported	$180,623	$152,675
Pro forma adjustments	768	6,308

Pro forma net income	$181,391	$158,983

Pro forma earnings per partnership unit:
Basic	$0.96	$1.04

Diluted	$0.96	$1.03

Pro forma weighted average number of limited partner units outstanding:
Basic	28,300	28,142

Diluted	28,300	28,300

Asset Acquisitions
     The acquisitions noted below were accounted for as asset acquisitions. Accordingly, the total purchase price has been allocated to the fair value of the assets acquired and the liabilities assumed based on fair values at the acquisition date. We determined that substantially all of the value of these purchases relate to the physical assets acquired, which are generally depreciated over 50 years. The acquired pipelines and related assets were allocated to the Pipeline Operations segment and the acquired terminals and related assets were allocated to the Terminalling and Storage segment. See Note 22 for a summary of the allocation of acquisitions by segment.
     On February 19, 2008, we acquired a refined petroleum products terminal in Niles, Michigan and a 50% ownership interest in a refined petroleum products terminal in Ferrysburg, Michigan from an affiliate of ExxonMobil Corporation for approximately $13.9 million. The approximate fair value allocation of the acquired assets is as follows:

Land	$592
Buildings	1,621
Machinery, equipment, and office furnishings	11,714

Allocated purchase price	$13,927

     Effective May 1, 2008, we purchased the 50% member interest in WesPac Pipelines – San Diego LLC not already owned by us from Kealine LLC for $9.3 million. The operations of WesPac Pipelines – San Diego LLC are reported in the Pipeline Operations segment. The purchase price was allocated principally to property, plant and equipment.
     On June 20, 2008, we acquired a refined petroleum products terminal in Wethersfield, Connecticut from Hess Corporation for approximately $5.5 million. The purchase price was allocated principally to property, plant and equipment.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     On January 16, 2007, we acquired two refined petroleum products terminals located in Flint and Woodhaven, Michigan for approximately $22.2 million, including a deposit of $1.0 million that was paid in 2006. The fair value allocation of the acquired assets is as follows:

Land	$8,663
Buildings	3,481
Machinery, equipment, and office furnishings	10,024

Allocated purchase price	$22,168

     On February 27, 2007, we acquired a refined petroleum products terminal in Marcy, New York for approximately $2.3 million. The purchase price was allocated principally to property, plant and equipment.
     On March 15, 2007, we completed the acquisition of two refined petroleum products terminals located in Green Bay and Madison, Wisconsin and the purchase of a 50% interest in a third terminal located in Milwaukee, Wisconsin for approximately $15.2 million. The fair value allocation of the acquired assets is as follow:

Land	$3,400
Buildings	1,100
Machinery, equipment, and office furnishings	10,660

Allocated purchase price	$15,160

5. COMMITMENTS AND CONTINGENCIES
   Claims and Proceedings
     In the ordinary course of business, we are involved in various claims and legal proceedings, some of which are covered by insurance. We are generally unable to predict the timing or outcome of these claims and proceedings. Based upon our evaluation of existing claims and proceedings and the probability of losses relating to such contingencies, we have accrued certain amounts relating to such claims and proceedings, none of which are considered material.
     On December 10, 2009, we entered into a Stipulation and Order of Settlement with the Tax Commission of the City of New York and the Commissioner of Finance of the City of New York with respect to a dispute over property tax assessments related to the years 2004 through 2009. We had previously paid the taxes for those years but protested portions of those property taxes, as permitted by state law. As a result of this settlement, we agreed to withdraw the protest and are entitled to receive a refund of approximately $7.2 million of the previously paid property taxes.
     In March 2007, Buckeye was named as a defendant in an action entitled Madigan v. Buckeye Partners, L.P. filed in the U.S. District Court for the Central District of Illinois. The action was brought by the State of Illinois Attorney General acting on behalf of the Illinois Environmental Protection Agency. The complaint alleged that we violated various Illinois state environmental laws in connection with a product release from our terminal located in Harristown, Illinois on or about June 11, 2006 and various other product releases from our terminals and pipelines in the State of Illinois during the period of 2001 through 2006. Pursuant to a Consent Decree that was filed with the U.S. District Court for the Central District of Illinois on October 7, 2009, we agreed to settle and compromise the disputed claims without admitting any of the allegations set forth in the complaint. Under the terms of the Consent Decree, we paid approximately $0.4 million in October 2009 to the Illinois Environmental Protection Agency and agreed to continue to perform monitoring and certain remediation activities at the sites involved, and the State of Illinois agreed to release us from any further liability with respect to the claims involved.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Environmental Contingencies
     In accordance with our accounting policy, we recorded operating expenses, net of insurance recoveries, of $10.6 million, $10.1 million and $7.4 million during the years ended December 31, 2009, 2008 and 2007, respectively, related to environmental expenditures unrelated to claims and proceedings.
   Ammonia Contract Contingencies
     On November 30, 2005, BGC purchased an ammonia pipeline and other assets from El Paso Merchant Energy-Petroleum Company (“EPME”), a subsidiary of El Paso Corporation (“El Paso”). As part of the transaction, BGC assumed the obligations of EPME under several contracts involving monthly purchases and sales of ammonia. EPME and BGC agreed, however, that EPME would retain the economic risks and benefits associated with those contracts until their expiration at the end of 2012. To effectuate this agreement, BGC passes through to EPME both the cost of purchasing ammonia under a supply contract and the proceeds from selling ammonia under three sales contracts. For the vast majority of monthly periods since the closing of the pipeline acquisition, the pricing terms of the ammonia contracts have resulted in ammonia costs exceeding ammonia sales proceeds. The amount of the shortfall generally increases as the market price of ammonia increases.
     EPME has informed BGC that, notwithstanding the parties’ agreement, it will not continue to pay BGC for shortfalls created by the pass-through of ammonia costs in excess of ammonia revenues. EPME encouraged BGC to seek payment by invoking a $40.0 million guaranty made by El Paso which guaranteed EPME’s obligations to BGC. If EPME fails to reimburse BGC for these shortfalls for a significant period during the remainder of the term of the ammonia agreements, then such unreimbursed shortfalls could exceed the $40.0 million cap on El Paso’s guaranty. To the extent the unreimbursed shortfalls significantly exceed the $40.0 million cap, the resulting costs incurred by BGC could adversely affect our financial position, results of operations and cash flows. To date, BGC has continued to receive payment for ammonia costs under the contracts at issue. BGC has not called on El Paso’s guaranty and believes only BGC may invoke the guaranty. EPME, however, contends that El Paso’s guaranty is the source of payment for the shortfalls, but has not clarified the extent to which it believes the guaranty has been exhausted. Given the uncertainty of future ammonia prices and EPME’s future actions, we are unable to estimate the amount of any such losses we might incur in the future. We are assessing our options, including potential recourse against EPME and El Paso, with respect to this matter.
   Leases —Where We are Lessee
     We lease certain property, plant and equipment under noncancelable and cancelable operating leases. Lease expense is charged to operating expenses on a straight-line basis over the period of expected benefit. Contingent rental payments are expensed as incurred. Total rental expense for the years ended December 31, 2009, 2008 and 2007 was $21.2 million, $20.2 million and $11.7 million, respectively. The following table presents minimum lease payment obligations under our operating leases with terms in excess of one year for the years ending December 31:

	Office space	Land
	and other (1)	Leases (2)	Total
2010	$1,528	$2,945	$4,473
2011	1,536	3,059	4,595
2012	1,539	3,282	4,821
2013	1,563	3,409	4,972
2014	1,615	3,542	5,157
Thereafter	11,197	295,510	306,707

Total	$18,978	$311,747	$330,725

(1)	We lease certain other land and space in office buildings.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(2)	We have leases for subsurface underground gas storage rights and surface rights in connection with our operations in the Natural Gas Storage segment. We may cancel these leases if the storage reservoir is not used for underground storage of natural gas or the removal or injection thereof for a continuous period of two consecutive years. Lease expense associated with these leases is being recognized on a straight-line basis over 44 years. For the years ended December 31, 2009 and 2008, the Natural Gas Storage segment’s lease expense was approximately $7.4 million and $7.1 million, respectively. At December 31, 2009 and 2008, $4.5 million and $4.6 million, respectively, was recorded as an increase in our deferred lease liability. We estimate that the deferred lease liability will continue to increase through 2032, at which time our deferred lease liability is estimated to be approximately $64.7 million. Our deferred lease liability will then be reduced over the remaining 19 years of the lease, since the expected annual lease payments will exceed the amount of lease expense.
   Leases — Where We are Lessor
     We have entered into capacity leases with remaining terms from 5 to 13 years that are accounted for as operating leases. All of the agreements provide for negotiated extensions. Future minimum lease payments to be received under such operating leasing arrangements as of December 31, 2009 are as follows:

Years Ending
December 31,
2010	$8,839
2011	8,839
2012	8,839
2013	8,839
2014	6,819
Thereafter	48,446

Total	$90,621

6. INVENTORIES
     Our inventory amounts were as follows at the dates indicated:

	December 31,
	2009	2008
Refined petroleum products (1)	$299,473	$69,568
Materials and supplies	10,741	14,661

Total inventories	$310,214	$84,229

(1)	Ending inventory was 141.7 million and 47.7 million gallons of refined petroleum products at December 31, 2009 and 2008, respectively.
     At December 31, 2009 and 2008, approximately 99% and 78%, respectively, of our inventory was hedged. Hedged inventory is valued at current market prices with the change in value of the inventory reflected in the consolidated statements of operations. At December 31, 2009 and 2008, 0% and 17%, respectively, of our inventory was committed against fixed-priced sales contracts and such inventory was valued at the lower of cost or market.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. PREPAID AND OTHER CURRENT ASSETS
     Prepaid and other current assets consist of the following at the dates indicated:

	December 31,
	2009	2008
Prepaid insurance	$7,088	$7,889
Insurance receivables	13,544	5,101
Ammonia receivable	7,429	12,058
Margin deposits	21,037	32,345
Prepaid services	21,571	—
Unbilled revenue	13,201	1,074
Tax receivable	7,162	—
Other	13,219	16,939

Total prepaid and other current assets	$104,251	$75,406

8. PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment consist of the following at the dates indicated:

	December 31,
	2009	2008
Land	$64,712	$62,139
Rights-of-way	97,309	97,724
Pad gas	29,346	29,346
Buildings and leasehold improvements	103,535	92,668
Machinery, equipment and office furnishings	2,130,552	2,009,591
Construction in progress	78,363	173,691

Total property, plant and equipment	2,503,817	2,465,159
Less: Accumulated depreciation	(265,496)	(223,547)

Total property, plant and equipment, net	$2,238,321	$2,241,612

     Depreciation expense was $50.9 million, $47.4 million and $39.6 million for the years December 31, 2009, 2008 and 2007, respectively.
   Impairment of Long-Lived Assets and Assets Held for Sale
     We owned and operated an approximately 350-mile natural gas liquids pipeline (the “Buckeye NGL Pipeline”) that runs from Wattenberg, Colorado to Bushton, Kansas. During the second quarter of 2009, we received notification that several of our shippers, which were then using the Buckeye NGL Pipeline, intended to migrate their business to a competing pipeline that recently went into service. In connection with this notification, there was a significant decline in shipment volumes as compared to historical averages. This significant loss in the customer base utilizing Buckeye’s NGL pipeline, in conjunction with the authorization of the Board of Directors of Buckeye GP to pursue the sale of Buckeye NGL Pipe Lines LLC (“Buckeye NGL”), the entity which owned the Buckeye NGL Pipeline, triggered an evaluation of a potential asset impairment that resulted in a non-cash charge to earnings in the second quarter of 2009 of $72.5 million in the Pipeline Operations segment.
     We ceased depreciation of the assets as of July 1, 2009 and reclassified the assets of Buckeye NGL to “Assets held for sale” on the December 31, 2009 consolidated balance sheet. Effective January 1, 2010, we sold our

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ownership interest in Buckeye NGL for $22.0 million. The sales proceeds exceeded the previously impaired carrying value of the Buckeye NGL Pipeline by $12.8 million, resulting in the reversal of $12.8 million of the previously recorded asset impairment expense in the fourth quarter of 2009, yielding a net impairment of $59.7 million for the year ended December 31, 2009. This impairment and the reversal are reflected within the category “Asset Impairment Expense” on our consolidated statements of operations.
     The carrying amounts of the major classes of assets held for sale by Buckeye NGL at December 31, 2009 were as follows:

Inventories	$629
Property, plant and equipment, net	21,371

Assets held for sale	$22,000

     Revenues for Buckeye NGL for the year ended December 31, 2009 were $9.3 million.
AROs
     The following table presents information regarding our AROs:

ARO liability balance, January 1, 2008	$—
Liabilities assumed with Lodi Gas acquisition	665
Additional ARO for Kirby Hills Phase II	194
Accretion expense	60

ARO liability balance, December 31, 2008	919
Accretion expense	101

ARO liability balance, December 31, 2009 (1)	$1,020

(1)	Amount is included in other non-current liabilities.
9. EQUITY INVESTMENTS
     We own interests in related businesses that are accounted for using the equity method of accounting. The following table presents our equity investments, all included within the Pipeline Operations segment, at the dates indicated:

		December 31,
	Ownership	2009	2008
Muskegon Pipeline LLC	40.0%	$15,273	$14,967
Transport4, LLC	25.0%	379	332
West Shore Pipe Line Company	24.9%	30,320	30,340
West Texas LPG Pipeline Limited Partnership	20.0%	50,879	44,471

Total equity investments		$96,851	$90,110

     During the years ended December 31, 2009, 2008 and 2007, we invested an additional $3.9 million, $9.8 million and $0.9 million, respectively, in West Texas LPG Pipeline Limited Partnership (“WT LPG”) as our pro-rata contribution for an expansion project that was required to meet increased pipeline demand caused by increased product production in the Fort Worth basin and East Texas regions. The expansion project consists of the construction of 39 miles of 12-inch pipeline and installation of multiple booster stations. The WT LPG expansion project became operational in February 2009. Affiliates of Chevron Corporation own the remaining 80% interest in, and operate, WT LPG.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The following table presents earnings from equity investments for the periods indicated:

	Year Ended December 31,
	2009	2008	2007
Muskegon Pipeline LLC	$1,437	$1,367	$1,385
Transport4, LLC	147	70	43
West Shore Pipe Line Company	4,809	3,133	3,511
WT LPG	6,138	3,418	2,614

Total earnings from equity investments	$12,531	$7,988	$7,553

     Combined balance sheet data as of the dates indicated and income statement data for the periods indicated for our equity method investments are summarized below:

	December 31,
	2009	2008
BALANCE SHEET DATA:
Current assets	$43,154	$65,919
Noncurrent assets	204,843	195,478

Total assets	$247,997	$261,397

Current liabilities	$32,592	$57,554
Other liabilities	10,922	11,742
Combined equity	204,483	192,101

Total liabilities and combined equity	$247,997	$261,397

	Year Ended December 31,
	2009	2008	2007
INCOME STATEMENT DATA:
Revenues	$134,786	$127,885	$122,622
Costs and expenses	67,694	86,273	80,977
Non-operating expense	12,914	9,036	10,559
Net income	54,178	32,576	31,086

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. GOODWILL AND INTANGIBLE ASSETS
   Goodwill
     Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction. Goodwill is not amortized; however, it is subject to annual impairment testing. The following table summarizes our goodwill amounts by segment at the dates indicated:

	December 31,
	2009	2008
Pipeline Operations:
Purchase of general partner interests in 2004	$198,632	$198,632

Terminalling and Storage:
Acquisition of six terminals in June 2000	11,355	11,355
Purchase of general partner interests in 2004	11,434	11,434
Acquisition of Albany Terminal in 2008 (1)	26,829	28,597

Subtotal	49,618	51,386

Natural Gas Storage:
Acquisition of Lodi Gas in 2008	169,560	169,560

Energy Services:
Acquisition of Farm & Home in 2008	1,132	1,132

Other Operations:
Purchase of general partner interests in 2004	13,182	13,182

Total goodwill	$432,124	$433,892

(1)	Goodwill decreased by $1.8 million as of December 31, 2009 from December 31, 2008 due to the finalization of the purchase price allocation of the Albany Terminal; the difference was allocated to property, plant and equipment.
   Intangible Assets
     Intangible assets include customer relationships and contracts. These intangible assets have definite lives and are being amortized on a straight-line basis over their estimated useful lives ranging from 5 to 25 years. The weighted average useful life of intangible assets is 14 years. Our amortizable customer contracts are contracts that were acquired in connection with the acquisition of BGC in March 1999, the acquisition of the Taylor, Michigan terminal in December 2005 and the acquisition of certain pipeline and terminal assets from ConocoPhillips in November 2009. The customer contracts are being amortized over their contractual life, 5 years in the case of the acquisition of certain pipeline and terminal assets from ConocoPhillips. The customer relationships resulted from the acquisition of Farm & Home (see Note 4 for further discussion). We determined, through an analysis of historical customer attrition rates at Farm & Home, that an appropriate recovery period for customer relationships is approximately 12 years. Intangible assets consist of the following at the dates indicated:

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2009	2008
Customer relationships	$38,300	$38,300
Accumulated amortization	(5,631)	(2,662)

Net carrying amount	32,669	35,638

Customer contracts	16,380	11,800
Accumulated amortization	(3,892)	(3,324)

Net carrying amount	12,488	8,476

Total intangible assets	$45,157	$44,114

     For the years ended December 31, 2009, 2008, and 2007, amortization expense related to intangible assets was $3.5 million, $3.2 million and $0.5 million, respectively. Amortization expense related to intangible assets is expected to be approximately $4.8 million for each of the next five years.
11. OTHER NON-CURRENT ASSETS
     Other non-current assets consist of the following at the dates indicated:

	December 31,
	2009	2008
Prepaid services	$11,640	$—
Long-term derivative assets	17,204	6,273
Debt issuance costs	11,058	8,944
Insurance receivables	7,265	6,518
Other	9,693	11,873

Total other non-current assets	$56,860	$33,608

12. ACCRUED AND OTHER CURRENT LIABILITIES
     Accrued and other current liabilities consist of the following at the dates indicated:

	December 31,
	2009	2008
Taxes — other than income	$15,487	$14,092
Accrued employee benefit liability	3,287	2,297
Environmental liabilities	10,799	12,337
Interest payable	30,613	25,551
Payable for ammonia purchase	7,015	9,373
Unearned revenue	6,829	12,186
Compensation and vacation	11,385	15,642
Accrued capital expenditures	1,611	4,902
Reorganization	2,133	—
Deferred consideration	1,675	—
Other	22,640	20,084

Total accrued and other current liabilities	$113,474	$116,464

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13. DEBT OBLIGATIONS
     Long-term debt consists of the following at the dates indicated:

	December 31,
	2009	2008
BGH:
BGH Credit Agreement	$—	$—
Services Company:
3.60% ESOP Notes due March 28, 2011	7,790	14,255
Retirement premium	(87)	(258)
Buckeye:
4.625% Notes due July 15, 2013 (1)	300,000	300,000
5.300% Notes due October 15, 2014 (1)	275,000	275,000
5.125% Notes due July 1, 2017 (1)	125,000	125,000
6.050% Notes due January 15, 2018 (1)	300,000	300,000
5.500% Notes due August 15, 2019 (1)	275,000	—
6.750% Notes due August 15, 2033 (1)	150,000	150,000
Borrowings under the Credit Facility	78,000	298,267
BES Credit Agreement	239,800	96,000

Total debt	$1,750,503	$1,558,264
Other, including unamortized discounts and fair value hedges	(4,030)	(2,545)

Subtotal debt	1,746,473	1,555,719
Less: current portion of long-term debt	(245,978)	(102,294)

Total long-term debt	$1,500,495	$1,453,425

(1)	We make semi-annual interest payments on these notes based on the rates noted above with the principal balances outstanding to be paid on or before the due dates as shown above.
     The following table presents the scheduled maturities of principal amounts of our debt obligations for the next five years and in total thereafter:

Years Ending
December 31,
2010	$245,978
2011	1,525
2012	78,000
2013	300,000
2014	275,000
Thereafter	850,000

Total	$1,750,503

     The fair values of our aggregate debt and credit facilities were estimated to be $1,769.8 million and $1,381.2 million at December 31, 2009 and 2008, respectively. The fair values of the fixed-rate debt at December 31, 2009 and 2008 were estimated by market-observed trading prices and by comparing the historic market prices of our publicly-issued debt with the market prices of other MLPs’ publicly-issued debt with similar credit ratings and terms. The fair values of the variable-rate debt are their carrying amounts as the carrying amount reasonably approximates fair value due to the variability of the interest rate.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     On August 18, 2009, Buckeye sold $275.0 million aggregate principal amount of 5.500% Notes due 2019 (the “5.500% Notes”) in an underwritten public offering. The notes were issued at 99.35% of their principal amount. Total proceeds from this offering, after underwriters’ fees, expenses and debt issuance costs of $1.8 million, were approximately $271.4 million and were used to reduce amounts outstanding under Buckeye’s credit facility and for working capital purposes.
     On January 11, 2008, Buckeye sold $300.0 million aggregate principal amount of 6.050% Notes due 2018 (the “6.050% Notes”) in an underwritten public offering. Proceeds from this offering, after underwriters’ fees and expenses, were approximately $298.0 million and were used to partially pre-fund the Lodi Gas acquisition. In connection with this debt offering, we settled two forward-starting interest rates swaps (see Note 15), which resulted in a settlement payment of $9.6 million that is being amortized as interest expense over the ten-year term of the 6.050% Notes.
   BGH
     We have a five-year, $10.0 million unsecured revolving credit facility with SunTrust Bank, as both administrative agent and lender (the “BGH Credit Agreement”). The BGH Credit Agreement may be used for working capital and other partnership purposes. We have pledged all of the limited liability company interests in Buckeye GP as security for our obligations under the BGH Credit Agreement. Borrowings under the BGH Credit Agreement bear interest under one of two rate options, selected by us, equal to either (i) the greater of (a) the federal funds rate plus 0.5% and (b) SunTrust Bank’s prime commercial lending rate; or (ii) the London Interbank Official Rate (“LIBOR”), plus a margin which can range from 0.40% to 1.40%, based on the ratings assigned by Standard & Poor’s Rating Services and Moody’s Investor Services to our senior unsecured non-credit enhanced long-term debt. We did not have amounts outstanding under the BGH Credit Agreement at December 31, 2009 or 2008.
     The BGH Credit Agreement requires us to maintain leverage and funded debt coverage ratios. The leverage ratio covenant requires us to maintain, as of the last day of each fiscal quarter, a ratio of the total funded indebtedness of us and our Restricted Subsidiaries (as defined below), measured as of the last day of each fiscal quarter, to the aggregate dividends and distributions received by us and the Restricted Subsidiaries from Buckeye, plus all other cash received by us and the Restricted Subsidiaries, measured for the preceding twelve months, less expenses, of not more than 2.50 to 1.00. The BGH Credit Agreement defines “Restricted Subsidiaries” as certain of our wholly owned subsidiaries. The funded debt coverage ratio covenant requires us to maintain, as of the last day of each fiscal quarter, a ratio of us and all of our consolidated subsidiaries total consolidated funded debt to the consolidated EBITDA, as defined in the BGH Credit Agreement, of us and all of our subsidiaries, measured for the preceding twelve months, of not more than 5.25 to 1.00, subject to a provision for increases to 5.75 to 1.00 in connection with future acquisitions. At December 31, 2009, our funded debt coverage ratio was 5.0 to 1.00.
     The BGH Credit Agreement contains other covenants that prohibit us from taking certain actions, including but not limited to, declaring dividends or distributions if any default or event of default has occurred or would result from such a declaration and limiting our ability to incur additional indebtedness, creating negative pledges and granting certain liens, making certain loans, acquisitions, and investments, making material changes to the nature of us and our Restricted Subsidiaries’ business, and entering into a merger, consolidation, or sale of assets. At December 31, 2009, we were not aware of any instances of noncompliance with the covenants under the BGH Credit Agreement.
   Services Company ESOP Notes
     Services Company had total debt outstanding of $7.7 million and $14.0 million at December 31, 2009 and 2008, respectively, consisting of 3.60% Senior Secured Notes (the “3.60% ESOP Notes”) due March 28, 2011 payable by the ESOP to a third-party lender. The 3.60% ESOP Notes were issued on May 4, 2004. The 3.60% ESOP Notes are collateralized by Services Company’s common stock and are guaranteed by Services Company. In addition, Buckeye has committed that, in the event that the value of Buckeye’s LP Units owned by Services Company falls below 125% of the balance payable under the 3.60% ESOP Notes, Buckeye will fund an escrow account with

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
sufficient assets to bring the value of the total collateral (the value of Buckeye’s LP Units owned by Services Company and the escrow account) up to the 125% minimum. Amounts deposited in the escrow account are returned to Buckeye when the value of Buckeye’s LP Units owned by Services Company’s returns to an amount that exceeds the 125% minimum. At December 31, 2009, the value of Buckeye’s LP Units owned by Services Company exceeded the 125% requirement.
   Credit Facility
     Buckeye has a borrowing capacity of $580.0 million under an unsecured revolving credit agreement (the “Credit Facility”) with SunTrust Bank, as administrative agent, which may be expanded up to $780.0 million subject to certain conditions and upon the further approval of the lenders. The Credit Facility’s maturity date is August 24, 2012, which we may extend for up to two additional one-year periods. Borrowings under the Credit Facility bear interest under one of two rate options, selected by us, equal to either (i) the greater of (a) the federal funds rate plus 0.5% and (b) SunTrust Bank’s prime rate plus an applicable margin, or (ii) LIBOR plus an applicable margin. The applicable margin is determined based on the current utilization level of the Credit Facility and ratings assigned by Standard & Poor’s and Moody’s Investor Services for Buckeye’s senior unsecured non-credit enhanced long-term debt. At December 31, 2009 and 2008, $78.0 million and $298.3 million, respectively, were outstanding under the Credit Facility. The weighted average interest rate for borrowings outstanding under Buckeye’s Credit Facility was 0.6% at December 31, 2009.
     The Credit Facility requires Buckeye to maintain a specified ratio (the “Funded Debt Ratio”) of no greater than 5.00 to 1.00 subject to a provision that allows for increases to 5.50 to 1.00 in connection with certain future acquisitions. The Funded Debt Ratio is calculated by dividing consolidated debt by annualized EBITDA, which is defined in the Credit Facility as earnings before interest, taxes, depreciation, depletion and amortization, in each case excluding the income of certain of our majority-owned subsidiaries and equity investments (but including distributions from those majority-owned subsidiaries and equity investments). At December 31, 2009, Buckeye’s Funded Debt Ratio was approximately 4.4 to 1.00. As permitted by the Credit Facility, the $239.8 million of borrowings by BES under its separate credit agreement (discussed below) and the $59.7 million impairment of Buckeye NGL (see Note 8) were excluded from the calculation of the Funded Debt Ratio.
     In addition, the Credit Facility contains other covenants including, but not limited to, covenants limiting our ability to incur additional indebtedness, to create or incur liens on our property, to dispose of property material to our operations, and to consolidate, merge or transfer assets. At December 31, 2009, we were not aware of any instances of noncompliance with the covenants under our Credit Facility.
     On August 21, 2009, Buckeye Energy Holdings LLC (“BEH”), our wholly owned subsidiary, bought the outstanding loans and commitments of Aurora Bank FSB (formerly Lehman Brother Bank, FSB), a lender under the Credit Facility, through a sale and assignment agreement. Concurrent with this transaction, we repaid the $213.5 million outstanding balance of the Credit Facility, plus accrued interest and fees. The Credit Facility was subsequently amended to remove BEH as a lender by terminating its commitment in full, thus reducing the borrowing capacity of the Credit Facility from $600.0 million to $580.0 million and the expansion option amount from $800.0 million to $780.0 million.
     At December 31, 2009 and 2008, Buckeye had committed $1.4 million and $1.3 million in support of letters of credit, respectively. The obligations for letters of credit are not reflected as debt on our consolidated balance sheets.
   BES Credit Agreement
     BES has a credit agreement (the “BES Credit Agreement”) that, prior to August 2009, provided for borrowings of up to $175.0 million. In August 2009, the BES Credit Agreement was amended to provide for total borrowings of up to $250.0 million. Under the BES Credit Agreement, borrowings accrue interest under one of three rate options, at BES’s election, equal to (i) the Administrative Agent’s Cost of Funds (as defined in the BES Credit Agreement) plus 1.75%, (ii) the Eurodollar Rate (as defined in the BES Credit Agreement) plus 1.75% or (iii) the Base Rate (as

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
defined in the BES Credit Agreement) plus 0.25%. The BES Credit Agreement also permits Daylight Overdraft Loans (as defined in the BES Credit Agreement), Swingline Loans (as defined in the BES Credit Agreement) and letters of credit. Such alternative extensions of credit are subject to certain conditions as specified in the BES Credit Agreement. The BES Credit Agreement is secured by liens on certain assets of BES, including its inventory, cash deposits (other than certain accounts), investments and hedging accounts, receivables and intangibles.
     The balances outstanding under the BES Credit Agreement were approximately $239.8 million and $96.0 million at December 31, 2009 and 2008, respectively, all of which were classified as current liabilities. The BES Credit Agreement requires BES to meet certain financial covenants, which are defined in the BES Credit Agreement and summarized below (in millions, except for the leverage ratio):

Borrowings	Minimum	Minimum	Maximum
outstanding on	Consolidated Tangible	Consolidated Net	Consolidated
BES Credit Agreement	Net Worth	Working Capital	Leverage Ratio
$150	$40	$30	7.0 to 1.0
Above $150 up to $200	$50	$40	7.0 to 1.0
Above $200 up to $250	$60	$50	7.0 to 1.0
     At December 31, 2009, BES’s Consolidated Tangible Net Worth and Consolidated Net Working Capital were $126.1 million and $78.2 million, respectively, and the Consolidated Leverage Ratio was 2.6 to 1.0. The weighted average interest rate for borrowings outstanding under the BES Credit Agreement was 2.0% at December 31, 2009.
     In addition, the BES Credit Agreement contains other covenants, including, but not limited to, covenants limiting BES’s ability to incur additional indebtedness, to create or incur certain liens on its property, to consolidate, merge or transfer its assets, to make dividends or distributions, to dispose of its property, to make investments, to modify its risk management policy, or to engage in business activities materially different from those presently conducted. At December 31, 2009, we were not aware of any instances of noncompliance with the covenants under the BES Credit Agreement.
14. OTHER NON-CURRENT LIABILITIES
     Other non-current liabilities consist of the following at the dates indicated:

	December 31,
	2009	2008
Accrued employee benefit liabilities (see Note 16)	$45,837	$49,281
Accrued environmental liabilities	19,053	14,684
Deferred consideration	18,425	20,100
Deferred rent	9,158	4,658
Other	10,469	12,636

Total other non-current liabilities	$102,942	$101,359

15. DERIVATIVE INSTRUMENTS, HEDGING ACTIVITIES AND FAIR VALUE MEASUREMENTS
     We are exposed to certain risks, including changes in interest rates and commodity prices in the course of our normal business operations. We use derivative instruments to manage risks associated with certain identifiable and anticipated transactions. Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates or commodity prices. Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics. We have no trading derivative instruments and do not engage in hedging activity with respect to trading instruments.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Our policy is to formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategies for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives used in a transaction are highly effective in offsetting changes in cash flows or the fair value of hedged items. A discussion of our derivative activities by risk category follows.
  Interest Rate Derivatives
     Buckeye manages a portion of its interest rate exposure by utilizing interest rate swaps to effectively convert a portion of its variable-rate debt into fixed-rate debt. In addition, Buckeye utilizes forward-starting interest rate swaps to manage interest rate risk related to forecasted interest payments on anticipated debt issuances. This strategy is a component in controlling its cost of capital associated with such borrowings. When entering into interest rate swap transactions, Buckeye becomes exposed to both credit risk and market risk. Buckeye is subject to credit risk when the value of the swap transaction is positive and the risk exists that the counterparty will fail to perform under the terms of the contract. Buckeye is subject to market risk with respect to changes in the underlying benchmark interest rate that impacts the fair value of the swaps. Buckeye manages its credit risk by only entering into swap transactions with major financial institutions with investment-grade credit ratings. Buckeye manages its market risk by associating each swap transaction with an existing debt obligation or a specified expected debt issuance generally associated with the maturity of an existing debt obligation.
     Buckeye’s practice with respect to derivative transactions related to interest rate risk has been to have each transaction in connection with non-routine borrowings authorized by the Board of Directors of Buckeye GP. In January 2009, Buckeye GP’s Board of Directors adopted an interest rate hedging policy which permits Buckeye to enter into certain short-term interest rate swap agreements to manage its interest rate and cash flow risks associated with its Credit Facility. In addition, in July 2009, Buckeye GP’s Board of Directors authorized Buckeye to enter into certain transactions, such as forward-starting interest rate swaps, to manage its interest rate and cash flow risks related to certain expected debt issuances associated with the maturity of an existing debt obligation.
     In October 2008, January 2009 and April 2009, Buckeye entered into interest rate swap agreements for notional amounts of $50.0 million each to hedge its variable interest rate risk with respect to borrowings under its Credit Facility. Under each swap agreement, Buckeye paid a fixed rate of interest of 3.15%, 0.81% and 0.63%, respectively, for 180 days and, in exchange, received a series of six monthly payments calculated based on the 30-day LIBOR rate in effect at the beginning of each monthly period. The amounts Buckeye received corresponded to the 30-day LIBOR rates that it paid on the respective $50.0 million borrowed under its Credit Facility. Buckeye designated all of the swap agreements as cash flow hedges, and changes in value between the trade date and the designation date were recognized in earnings. The October 2008 swap settled on April 20, 2009, and the January 2009 swap settled on July 28, 2009. On August 27, 2009, in conjunction with the repayment of the outstanding balance under the Credit Facility, the April 2009 swap was terminated.
     Buckeye expects to issue new fixed-rate debt (i) on or before July 15, 2013, to repay the $300.0 million of 4.625% Notes that are due on July 15, 2013, and (ii) on or before October 15, 2014, to repay the $275.0 million of 5.300% Notes that are due on October 15, 2014, although no assurances can be given that the issuance of fixed-rate debt will be possible on acceptable terms. During 2009, Buckeye entered into four forward-starting interest rate swaps with a total aggregate notional amount of $200.0 million related to the anticipated issuance of debt on or before July 15, 2013 and three forward-starting interest rate swaps with a total aggregate notional amount of $150.0 million related to the anticipated issuance of debt on or before October 15, 2014. The purpose of these swaps is to hedge the variability of the forecasted interest payments on these expected debt issuances that may result from changes in the benchmark interest rate until the expected debt is issued. Unrealized gains of $17.2 million were recorded in Buckeye’s accumulated other comprehensive income (loss) to reflect the change in the fair values of the forward-starting interest rate swaps as of December 31, 2009. Buckeye designated the swap agreements as cash flow hedges at inception and expects the changes in values to be highly correlated with the changes in value of the underlying borrowings.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     In January 2008, Buckeye terminated two forward-starting interest rate swap agreements associated with the 6.050% Notes and made a payment of $9.6 million in connection with the termination. Buckeye has recorded the amount in other comprehensive income and is amortizing the amount of the payment into interest expense over the ten-year term of the 6.050% Notes. Over the next twelve months, Buckeye expects to reclassify $1.0 million of accumulated other comprehensive loss that was generated by these interest rate swap agreements as an increase to interest expense.
  Commodity Derivatives
     Our Energy Services segment primarily uses exchange-traded refined petroleum product futures contracts to manage the risk of market price volatility on its refined petroleum product inventories and its fixed-price sales contracts. The derivative contracts used to hedge refined petroleum product inventories are designated as fair value hedges. Accordingly, our method of measuring ineffectiveness compares the change in the fair value of New York Mercantile Exchange (“NYMEX”) futures contracts to the change in fair value of our hedged fuel inventory. Hedge accounting is discontinued when the hedged fuel inventory is sold or when the related derivative contracts expire. In addition, we periodically enter into offsetting exchange-traded futures contracts to economically close-out an existing futures contract based on a near-term expectation to sell a portion of our fuel inventory. These offsetting derivative contracts are not designated as hedging instruments and any resulting gains or losses are recognized in earnings during the period. Presentations of futures contracts for inventory designated as hedging instruments in the following tables have been presented net of these offsetting futures contracts.
     Our Energy Services segment has not used hedge accounting with respect to its fixed-price sales contracts. Therefore, our fixed-price sales contracts and the related futures contracts used to offset those fixed-price sales contracts are all marked-to-market on the consolidated balance sheets with gains and losses being recognized in earnings during the period.
     In order to hedge the cost of natural gas used to operate our turbine engines at our Linden, New Jersey location, our Pipeline Operations segment bought natural gas futures contracts in March 2009 with terms that coincide with the remaining term of an ongoing natural gas supply contract (January 2010 through July 2011) for a price of $5.47 per million British thermal unit (“MMBtu”). We designated the futures contract as a cash flow hedge at inception. Unrealized gains of $0.3 million were recorded in accumulated other comprehensive income (loss) to reflect the change in the fair values of the contract as of December 31, 2009.
     The following table summarizes our commodity derivative instruments outstanding at December 31, 2009 (amounts in thousands of gallons, except as noted):

	Volume(1)		Accounting
Derivative Purpose	Current	Long-Term(2)	Treatment
Derivatives NOT designated as hedging instruments:
Fixed-price sales contracts	33,428	—	Mark-to-market
Futures contracts for fixed-price sales contracts	21,000	—	Mark-to-market

Derivatives designated as hedging instruments:
Futures contracts for inventory	132,090	—	Fair Value Hedge
Futures contract for natural gas (MMBtu)	360,000	210,000	Cash Flow Hedge

(1)	Volume represents net notional position.

(2)	The maximum term for derivatives included in the long-term column is July 2011.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The following table sets forth the fair value of each classification of derivative instruments at the date indicated:

	December 31, 2009
			Derivative
Derivatives NOT designated as	Assets	(Liabilities)	Net Carrying
hedging instruments:	Fair value	Fair value	Value
Fixed-price sales contracts	$4,959	$(3,662)	$1,297
Futures contracts for fixed-price sales contracts	7,594	(384)	7,210

Derivatives designated as hedging instruments:
Futures contracts for inventory	$1,992	$(20,517)	$(18,525)
Futures contract for natural gas	312	—	312
Interest rate contracts	17,204	—	17,204

Total			$7,498

December 31,
Balance Sheet Locations:	2009

Derivative assets	$4,959
Other non-current assets	17,204
Derivative liabilities	(14,665)

Total	$7,498

     Substantially all of the unrealized net loss of $18.5 million at December 31, 2009 for inventory hedges represented by futures contracts will be realized by the second quarter of 2010 as the related inventory is sold. Gains recorded on inventory hedges that were ineffective were approximately $2.6 million for the year ended December 31, 2009. As of December 31, 2009, open refined petroleum product derivative contracts (represented by the fixed-price sales contracts and futures contracts for fixed-price sales contracts noted above) varied in duration, but did not extend beyond December 2010. In addition, at December 31, 2009, we had refined petroleum product inventories which we intend to use to satisfy a portion of the fixed-price sales contracts.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The gains and losses on our derivative instruments recognized in income, the gains and losses reclassified from accumulated other comprehensive income (“AOCI”) to income and the change in value recognized in other comprehensive income (“OCI”) on our derivatives were as follows for the year ended December 31, 2009:

		Gain (Loss)
		Recognized in
Derivatives NOT designated as		Income on
hedging instruments	Location	Derivatives
Fixed-price sales contracts	Product sales	$(6,881)
Futures contracts for fixed-price sales contracts	Cost of product sales and natural gas storage services	15,653

Derivatives designated as
hedging instruments	Location
Futures contracts for inventory	Cost of product sales and natural gas storage services	$(47,012)
Futures contract for natural gas	Cost of product sales and natural gas storage services	(3)
Interest rate contracts	Interest and debt expense	(224)

			Change in
			Value
			Recognized
Derivatives designated as	Gain (Loss) Reclassified from AOCI to Income		in OCI on
hedging instruments	Location	Amount	Derivatives
Futures contract for natural gas	Cost of product sales and natural gas storage services	$(409)	$296
Interest rate contracts	Interest and debt expense	(218)	17,204
Fair Value Measurements
     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates. These inputs may be either readily observable, corroborated by market data or generally unobservable. In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible. Accordingly, we utilize valuation techniques (such as the income or market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.
     A three-tier hierarchy has been established that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values. The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy. The characteristics of fair value amounts classified within each level of the hierarchy are described as follows.
•	Level 1 inputs are based on quoted prices, which are available in active markets for identical assets or liabilities as of the reporting date. Active markets are defined as those in which transactions for identical assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
•	Level 2 inputs are based on pricing inputs other than quoted prices in active markets and are either directly or indirectly observable as of the measurement date. Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies and include the following:
•	Quoted prices in active markets for similar assets or liabilities.

•	Quoted prices in markets that are not active for identical or similar assets or liabilities.

•	Inputs other than quoted prices that are observable for the asset or liability.

•	Inputs that are derived primarily from or corroborated by observable market data by correlation or other means.
•	Level 3 inputs are based on unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk). Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally developed data. The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort. Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.
Recurring
     The following table sets forth financial assets and liabilities, measured at fair value on a recurring basis, as of the measurement dates, December 31, 2009 and 2008, and the basis for that measurement, by level within the fair value hierarchy:

	December 31, 2009		December 31, 2008
		Significant		Significant
	Quoted Prices	Other	Quoted Prices	Other
	in Active	Observable	in Active	Observable
	Markets	Inputs	Markets	Inputs
	(Level 1)	(Level 2)	(Level 1)	(Level 2)
Financial assets:
Commodity derivatives	$—	$4,959	$25,225	$79,322
Asset held in trust	1,793	—	3,648	—
Interest rate derivative	—	17,204	—	—

Financial liabilities:
Interest rate derivative	—	—	—	(333)
Commodity derivatives	(11,003)	(3,662)	(50,806)	(1,045)

Total	$(9,210)	$18,501	$(21,933)	$77,944

     The value of the Level 1 commodity derivative assets and liabilities were based on quoted market prices obtained from the NYMEX. The value of the Level 1 asset held in trust was obtained from quoted market prices. The value of the Level 2 commodity derivative assets and liabilities were based on observable market data related to the obligations to provide petroleum products. The value of the Level 2 interest rate derivative was based on observable market data related to similar obligations.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The commodity derivative assets of $5.0 million and $79.3 million as of December 31, 2009 and 2008, respectively, are net of a credit valuation adjustment (“CVA”) of ($0.9) million and ($0.6) million, respectively. Because few of the Energy Services segment’s customers entering into these fixed-price sales contracts are large organizations with nationally-recognized credit ratings, the Energy Services segment determined that a CVA, which is based on the credit risk of such contracts, is appropriate. The CVA is based on the historical and expected payment history of each customer, the amount of product contracted for under the agreement, and the customer’s historical and expected purchase performance under each contract.
Non-Recurring
     Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of possible impairment. The following table presents the fair value of an asset carried on the consolidated balance sheet by asset classification and by level within the valuation hierarchy (as described above) at the date indicated for which a nonrecurring change in fair value has been recorded during the year ended December 31, 2009:

	December 31,				Total
	2009	Level 1	Level 2	Level 3	Losses
Assets held for sale (1)	$22,000	$22,000	$—	$—	$59,724

(1)	Represents inventory and property, plant and equipment included in assets held for sale (see Note 8).
     As a result of a loss in the customer base utilizing Buckeye’s NGL pipeline, we recorded a non-cash impairment charge of $59.7 million during the year ended December 31, 2009. The estimated fair value was based on the proceeds from the sale of our ownership interest in Buckeye NGL in January 2010.
16. PENSIONS AND OTHER POSTRETIREMENT BENEFITS
RIGP and Retiree Medical Plan
     Services Company, which employs the majority of our workforce, sponsors a retirement income guarantee plan (“RIGP”), which is a defined benefit plan that generally guarantees employees hired before January 1, 1986 a retirement benefit based on years of service and the employee’s highest compensation for any consecutive 5-year period during the last 10 years of service or other compensation measures as defined under the respective plan provisions. The retirement benefit is subject to reduction at varying percentages for certain offsetting amounts, including benefits payable under a retirement and savings plan discussed further below. Services Company funds the plan through contributions to pension trust assets, generally subject to minimum funding requirements as provided by applicable law.
     In addition, Services Company sponsors an unfunded post-retirement benefit plan (the “Retiree Medical Plan”), which provides health care and life insurance benefits to certain of its retirees. To be eligible for these benefits, an employee must have been hired prior to January 1, 1991 and meet certain service requirements.
     Pursuant to the previously mentioned VERP and involuntary reduction in workforce (see Note 3), we recognized a settlement in the RIGP of approximately $14.0 million for the year ended December 31, 2009 as a result of participants in the RIGP receiving lump sum benefit payments. In addition, we recorded a curtailment in the Retiree Medical Plan of approximately $1.1 million for the year ended December 31, 2009 as a result of certain participants affected by the VERP and involuntary reduction in workforce being eligible for benefits under the Retiree Medical Plan.
     Certain employees who were eligible for RIGP benefits retired in 2008. The RIGP provides an option for the retiree to elect a calculated lump sum payment, rather than a retirement annuity, after the participant’s retirement date. The RIGP recognizes pension settlements when payments exceed the sum of service and interest cost

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
components of net periodic pension cost for the plan for the fiscal year. The RIGP settled about 10% of the unrecognized losses related to these lump sum payments which resulted in a one-time charge of $1.4 million.
     The following table provides a reconciliation of projected benefit obligations, plan assets and the funded status of the RIGP and the Retiree Medical Plan for the periods indicated:

	RIGP		Retiree Medical Plan
	Year Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Change in benefit obligation:
Benefit obligation at beginning of year	$27,134	$20,240	$34,877	$36,663
Service cost	495	723	339	382
Interest cost	1,182	1,018	1,941	1,947
Plan participants’ contributions	—	—	295	—
Part D reimbursement	—	—	245	—
Actuarial loss (gain)	4,399	8,299	(964)	(2,669)
Curtailments	—	—	1,091	—
Settlements	(13,977)	(2,990)	—	—
Benefit payments	(130)	(156)	(2,375)	(1,446)

Benefit obligation at end of year	$19,103	$27,134	$35,449	$34,877

Change in plan assets:
Fair value of plan assets at beginning of year	$10,433	$12,915	$—	$—
Actual return on plan assets	(358)	(189)	—	—
Plan participants’ contributions	—	—	295	—
Part D reimbursement	—	—	245	—
Employer contribution	9,459	853	1,835	1,446
Settlements	(13,977)	(2,990)	—	—
Benefits paid	(130)	(156)	(2,375)	(1,446)

Fair value of plan assets at end of year	$5,427	$10,433	$—	$—

Funded status at end of year	$(13,676)	$(16,701)	$(35,449)	$(34,877)

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Amounts recognized in our consolidated balance sheets consist of the following at the dates indicated:

	RIGP		Retiree Medical Plan
	December 31,		December 31,
	2009	2008	2009	2008
Liabilities:
Accrued employee benefit liabilities — current	$—	$—	$3,287	$2,297

Accrued employee benefit liabilities — noncurrent	$13,676	$16,701	$32,162	$32,580

Accumulated other comprehensive (income) loss:
Net actuarial loss	$9,416	$12,437	$11,508	$13,488
Prior service credit	(46)	(531)	(10,283)	(15,362)

Total	$9,370	$11,906	$1,225	$(1,874)

     Information regarding the accumulated benefit obligation in excess of plan assets for the RIGP is as follows at the dates indicated:

	RIGP
	December 31,
	2009	2008
Projected benefit obligation	$19,103	$27,134
Accumulated benefit obligation	13,156	16,112
Fair value of plan assets	5,427	10,433
     The assumptions used in determining net benefit cost for the RIGP and the Retiree Medical Plan were as follows for the periods indicated:

	RIGP			Retiree Medical Plan
	2009	2008	2007	2009	2008	2007
Weighted average expense assumption for the years ended December 31:
Discount rate	5.5%	5.5%	5.7%	5.8%	5.8%	6.0%
Expected return on plan assets	7.5%	8.5%	8.5%	N/A	N/A	N/A
Rate of compensation increase	4.0%	4.0%	4.0%	N/A	N/A	N/A
     The assumptions used in determining net benefit liabilities for the RIGP and the Retiree Medical Plan were as follows for the periods indicated:

	RIGP		Retiree Medical Plan
	2009	2008	2009	2008
Weighted average balance sheet assumptions as of December 31:
Discount rate	5.5%	5.5%	5.8%	5.8%
Rate of compensation increase	4.0%	4.0%	N/A	N/A
     The expected return on plan assets was determined by a review of projected future returns along with historical returns of portfolios with similar investments as those in the plan.
     The assumed annual rate of increase in the per capital cost of covered health care benefits as of December 31, 2009 in the Retiree Medical Plan was 8.5% for 2010, decreasing each year to a rate of 5.0% in 2017 and thereafter.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Assumed healthcare cost trend rates may have a significant effect on the amounts reported for the Retiree Medical Plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point for each future year would have had the following effects on 2009 results:

	1%	1%
	Increase	(Decrease)
Effect on total service cost and interest cost components	$108	$(96)
Effect on postretirement benefit obligation	1,262	(1,130)
     The components of the net periodic benefit cost and other amounts recognized in OCI for the RIGP and the Retiree Medical Plan were as follows for the periods indicated:

	RIGP			Retiree Medical Plan
	Year Ended December 31,			Year Ended December 31,
	2009	2008	2007	2009	2008	2007
Components of net periodic benefit cost:
Service cost	$495	$723	$808	$339	$382	$669
Interest cost	1,182	1,018	1,034	1,941	1,947	2,113
Expected return on plan assets	(570)	(1,030)	(864)	—	—	—
Recognized gain due to curtailments	—	—	—	(749)	—	—
Amortization of prior service cost benefit	(485)	(454)	(454)	(3,240)	(3,438)	(3,438)
Actuarial loss due to settlements	7,280	1,371	—	—	—	—
Amortization of unrecognized losses	1,069	296	534	1,016	1,023	1,429

Net periodic benefit costs	$8,971	$1,924	$1,058	$(693)	$(86)	$773

Other changes in plan assets and benefit obligations recognized in OCI:
Net actuarial loss (gain)	$5,328	$9,517	$(158)	$875	$(2,669)	$996
Amortization of net actuarial gain	(1,069)	(296)	(534)	(1,016)	(1,023)	(1,429)
Actuarial loss due to settlements	(7,280)	(1,371)	—	—	—	—
Amortization of prior service cost	485	454	454	3,240	3,438	3,438

Total recognized in OCI	$(2,536)	$8,304	$(238)	$3,099	$(254)	$3,005

Total recognized in net period benefit cost and OCI	$6,435	$10,228	$820	$2,406	$(340)	$3,778

     During the year ended December 31, 2010, we expect that the following amounts currently included in OCI will be recognized in our consolidated statement of operations:

		Retiree
		Medical
	RIGP	Plan
Amortization of unrecognized losses	$1,040	$894
Amortization of prior service cost benefit	(45)	(2,964)

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     We estimate the following benefit payments, which reflect expected future service, as appropriate, will be paid in the years indicated:

		Retiree
		Medical
	RIGP	Plan
2010	$3,650	$3,381
2011	1,229	2,757
2012	1,448	2,785
2013	1,361	2,858
2014	1,409	2,890
Thereafter	9,252	14,329
     A minimum funding contribution is not required to be made to the RIGP during 2010. Funding requirements for subsequent years are uncertain and will depend on whether there are any changes in the actuarial assumptions used to calculate plan funding levels, the actual return on plan assets and any legislative or regulatory changes affecting plan funding requirements. For tax planning, financial planning, cash flow management or cost reduction purposes, we may increase, accelerate, decrease or delay contributions to the plan to the extent permitted by law.
     We do not fund the Retiree Medical Plan and, accordingly, no assets are invested in the plan. A summary of investments in the RIGP are as follows at December 31, 2009:

	Quoted Prices
	in Active	Unobservable
	Markets	Inputs
	(Level 1)	(Level 3)
Mutual fund — equity securities (1)	$1,701	$—
Mutual fund — money market	162	—
Coal lease (2)	—	3,564

Fair value of plan assets at end of year	$1,863	$3,564

(1)	This mutual fund generally seeks long-term growth of capital and income and invests in a diversified portfolio consisting of approximately 80% in equities and the remainder in income-providing securities, such as preferred stocks, high-grade bonds or money market securities.

(2)	This value was determined using an expected present value of future cash flows valuation model. This plan asset relates to a 20.8% interest in a coal lease, which derives value from specified minimum royalty payments received from CONSOL Energy Inc. related to coal reserves mined from two Pennsylvania mines owned by the lessor. The coal lease extends through 2023.
     The following table summarizes the activity in our Level 3 pension assets during the year ended December 31, 2009:

Coal Lease
Beginning balance, January 1, 2009	$4,365
Lease payments received	381
Unrealized loss	(801)
Transfers out of Level 3	(381)

Ending balance, December 31, 2009	$3,564

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The RIGP investment policy does not target specific asset classes, but seeks to balance the preservation and growth of capital in the plan’s mutual fund investments with the income derived with proceeds from the coal lease. While no significant changes in the asset allocation of the plan are expected during the upcoming year, Services Company may make changes at any time.
Retirement and Savings Plan
     Services Company also sponsors a retirement and savings plan (the “Retirement and Savings Plan”) through which it provides retirement benefits for substantially all of its regular full-time employees, except those covered by certain labor contracts. The Retirement and Savings Plan consists of two components. Under the first component, Services Company contributes 5% of each eligible employee’s covered salary to an employee’s separate account maintained in the Retirement and Savings Plan. Under the second component, for all employees not participating in the ESOP, Services Company makes a matching contribution into the employee’s separate account for 100% of an employee’s contribution to the Retirement and Savings Plan up to 6% of an employee’s eligible covered salary. For Services Company employees who participate in the ESOP, Services Company does not make a matching contribution. Total costs of the Retirement and Savings Plan were approximately $7.1 million, $5.6 million and $4.6 million during the years ended December 31, 2009, 2008 and 2007, respectively.
     Services Company also participates in a multi-employer retirement income plan that provides benefits to employees covered by certain labor contracts. Pension expense for the plan was $0.3 million, $0.2 million and $0.2 million during the years ended December 31, 2009, 2008 and 2007, respectively.
     In addition, Services Company contributes to a multi-employer postretirement benefit plan that provides health care and life insurance benefits to employees covered by certain labor contracts. The cost of providing these benefits was approximately $0.2 million during each of the years ended December 31, 2009, 2008 and 2007.
17.UNIT-BASED COMPENSATION PLANS
Management Units
     Prior to our initial public offering of our Common Units (the “IPO”) on August 9, 2006, Mainline Management was owned by MainLine, L.P. (“MainLine”), a privately held limited partnership. In May 2004, MainLine instituted a Unit Compensation Plan and issued 16,216,668 Class B Units to certain members of senior management.
     Coincident with our IPO on August 9, 2006, the equity interests of MainLine were exchanged for our equity interests. The Class B Units of MainLine were exchanged for 1,362,000 of our Management Units. Pursuant to the terms of the exchange, 70%, or 953,400 Management Units, became vested immediately upon their exchange, and the remaining 30%, or 408,600 of the Management Units, were expected to vest over a three year period. However, coincident with the sale of Carlyle/ Riverstone’s interests in us in June of 2007, all the remaining unvested Management Units immediately vested and were expensed. There are no additional Management Units available for issue.
     We recognized deferred compensation in 2006 for the Management Units for which both (i) vesting was accelerated compared to the MainLine Class B Units, and (ii) were now deemed probable of vesting compared to our previous estimates. We determined that these criteria applied to 272,400 Management Units, the market value of which was $17.00 per unit or approximately $4.6 million in total at August 9, 2006. Of the total equity compensation charge of $4.6 million, we expensed approximately $3.5 million in 2006. The balance of $1.1 million was recorded as compensation expense in the first half of 2007.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BGH GP’s Override Units
     Effective on June 25, 2007, BGH GP instituted an equity incentive plan for certain members of our and BGH GP’s senior management. This equity incentive plan includes both time-based and performance-based participation in the equity of BGH GP (but not ours) referred to as override units. We are required to reflect, as compensation expense and a corresponding contribution to common Unitholders’ equity, the fair value of the compensation. Compensation expense recorded with respect to the override units was $1.3 million and $1.4 million for the years ended December 31, 2009 and 2008, respectively, and $0.6 million for the period June 25 through December 31, 2007. We are not the sponsor of this plan and have no liabilities with respect to it.
     The override units consist of three equal tranches of units consisting of: Value A Units, Value B Units and Operating Units. The Operating Units vest over four years semi-annually beginning with a one-year cliff. The Value A Units generally vest based on the occurrence of an exit event as discussed below, an investment return of 2.0 times the original investment and an internal rate of return of at least 10%. The Value B Units generally vest based on the occurrence of an exit event, an investment return of 3.5 times the original investment and an internal rate of return of at least 10% or on a pro-rata basis on an investment return ranging from 2.0 to 3.5 times the original investment and an internal rate of return of at least 10%.
     The above-noted exit event is generally defined as the sale by ArcLight, Kelso and their affiliates of their interests in BGH GP, the sale of substantially all the assets of BGH GP and its subsidiaries, or any other “extraordinary” transaction that the Board of Directors of BGH GP determines is an exit event.
     The investment return is calculated generally as the sum of all the distributions that ArcLight and Kelso have received from BGH GP prior to and through the exit event, divided by the total amount of capital contributions to BGH GP that ArcLight and Kelso have made prior to the exit event.
     In general, the override units are subject to forfeiture if a grantee resigns or is terminated for cause. Under certain conditions, as declared by the Board of BGH GP, grantees can receive interim distributions on the override units.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The following is a summary of the activity of the override units as of December 31, 2009:

	Number of Override Units
				Total
				Number of
			Operating	Units
	Value A Units	Value B Units	Units	Awarded
Unvested at January 1, 2008	1,381	1,381	1,381	4,143
Granted in 2008	382	382	382	1,146
Vested in 2008	—	—	(518)	(518)

Unvested at December 31, 2008	1,763	1,763	1,245	4,771
Granted in 2009	212	212	212	636
Vested in 2009	—	—	(422)	(422)
Forfeited in 2009	(276)	(276)	(223)	(775)

Unvested at December 31, 2009	1,699	1,699	812	4,210

	Compensation Costs for Override Units
	Value A	Value B	Operating
	Units	Units	Units	Totals
Total fair value of all outstanding Override Units	$3,587	$2,179	$5,808	$11,574
Less: Expense recorded from plan inception to December 31, 2009	—	—	(3,349)	(3,349)

Estimated future compensation costs at December 31, 2009	$3,587	$2,179	$2,459	$8,225

December 31, 2009	Value A	Value B	Operating
2009 Weighted average fair value per unit granted	$2.33	$1.60	$3.34
2008 Weighted average fair value per unit granted	2.11	1.43	2.98
2007 Weighted average fair value per unit granted	2.07	1.17	3.42
     The vesting of the Value A and Value B Units is contingent on a performance condition, namely the completion of the exit event as discussed above. Accordingly no compensation expense for the Value A and Value B Units will be recorded until an exit event occurs.
     The override units were valued using the Monte Carlo simulation method that incorporated the market-based vesting condition into the grant date fair value of the unit awards. The Monte Carlo simulation is a procedure to estimate the future equity value from the time of the valuation dates to the exit event. The following assumptions were used for the periods indicated:

	Year Ended December 31,
	2009	2008	2007
Current equity value (in millions)	$439.06	$439.02	$439.00
Expected life in years	3.4	4.8	5.5
Risk-free interest rate	1.8%	3.0%	4.9%
Volatility	45%	35%	26%
Dividends	$0.00	$0.00	$0.00
  Buckeye’s 2009 LTIP
     On March 20, 2009, Buckeye’s 2009 LTIP became effective. The 2009 LTIP, which is administered by the Compensation Committee of the Board of Directors of Buckeye GP (the “Compensation Committee”), provides for the grant of phantom units, performance units and in certain cases, distribution equivalent rights (“DERs”) which provide the participant a right to receive payments based on distributions made by Buckeye on its LP Units. Phantom units are notional LP Units whose vesting is subject to service-based restrictions or other conditions established by the Compensation Committee in its discretion. Phantom units entitle a participant to receive an LP

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Unit, without payment of an exercise price, upon vesting. Performance units are notional LP Units whose vesting is subject to the attainment of one or more performance goals, and which entitle a participant to receive LP Units without payment of an exercise price upon vesting. DERs are rights to receive a cash payment per phantom unit or performance unit, as applicable, equal to the per unit cash distribution paid by Buckeye on its LP Units.
     The number of LP Units that may be granted under the 2009 LTIP may not exceed 1,500,000, subject to certain adjustments. The number of LP Units that may be granted to any one individual in a calendar year will not exceed 100,000. If awards are forfeited, terminated or otherwise not paid in full, the LP Units underlying such awards will again be available for purposes of the 2009 LTIP. Persons eligible to receive grants under the 2009 LTIP are (i) officers and employees of Buckeye GP and any of their affiliates and (ii) independent members of the Board of Directors of Buckeye GP or of MainLine Management. Phantom units or performance units may be granted to participants at any time as determined by the Compensation Committee.
     The fair values of both the performance unit and phantom unit grants are based on the average market price of Buckeye’s LP Units on the date of grant. Compensation expense equal to the fair value of those performance unit and phantom unit awards that actually vest is estimated and recorded over the period the grants are earned, which is the vesting period. Compensation expense estimates are updated periodically. The vesting of the performance unit awards is also contingent upon the attainment of predetermined performance goals, which, depending on the level of attainment, could increase or decrease the value of the awards at settlement. Quarterly distributions paid on DERs associated with phantom units are recorded as a reduction of Limited Partners’ Capital on Buckeye’s consolidated balance sheets.
     On December 16, 2009, the Compensation Committee approved the terms of the Buckeye Partners, L.P. Unit Deferral and Incentive Plan (“Deferral Plan”). The Compensation Committee is expressly authorized to adopt the Deferral Plan under the terms of the 2009 LTIP, which grants the Compensation Committee the authority to establish a program pursuant to which Buckeye’s phantom units may be awarded in lieu of cash compensation at the election of the employee. At December 31, 2009, eligible employees were allowed to defer up to 50% of their 2009 compensation award under our Annual Incentive Compensation Plan or other discretionary bonus program in exchange for grants of phantom units equal in value to the amount of their cash award deferral (each such unit, a “Deferral Unit”). Participants also receive one matching phantom unit for each Deferral Unit. Approximately $1.8 million of 2009 compensation awards had been deferred at December 31, 2009 for which phantom units will be granted in 2010.
  2009 LTIP Awards
     During the year ended December 31, 2009, the Compensation Committee granted 47,108 phantom units to employees, 18,000 phantom units to independent directors, and 94,532 performance units to employees. The vesting period for the phantom units is one year or three years of service for grants to directors or employees, respectively. The vesting criteria for the performance units are the attainment of a performance goal (by Buckeye), defined in the award agreements as “distributable cash flow per unit”, during the third year of a three-year period and remaining employed by Buckeye throughout such three-year period.
     Phantom unit grantees will be paid quarterly distributions on DERs associated with phantom units over their respective vesting periods of one-year or three-years in the same amounts per phantom unit as distributions paid on Buckeye’s LP Units over those same one-year or three-year periods. The amount paid with respect to phantom unit distributions was $0.1 million for the year ended December 31, 2009. Distributions may be paid on performance units at the end of the three-year vesting period. In such case, DERs will be paid on the number of LP Units for which the performance units will be settled.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The following table sets forth the 2009 LTIP activity for the year ended December 31, 2009:

		Weighted
		Average
		Grant Date
		Fair Value
	Number of	per LP Unit
	LP Units	(1)	Total Value
Unvested at January 1, 2009	—	$—	$—
Granted	159,640	39.72	6,340
Vested	(519)	39.06	(20)
Forfeited	(19,026)	39.06	(743)

Unvested at December 31, 2009	140,095	$39.81	$5,577

(1)	Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per LP Unit for forfeited and vested awards is determined before an allowance for forfeitures.
     At December 31, 2009, approximately $4.1 million of compensation expense related to the 2009 LTIP is expected to be recognized over a weighted average period of approximately 1.9 years.
  Buckeye’s Option Plan
     Buckeye also sponsors the Option Plan, pursuant to which it historically granted options to employees to purchase LP Units at the market price of its LP Units on the date of grant. Generally, the options vest three years from the date of grant and expire ten years from the date of grant. As unit options are exercised, Buckeye issues new LP Units to the holder. Buckeye has historically repurchased, and does not expect to repurchase in 2010, any of its LP Units.
     For the retirement eligibility provisions of the Option Plan, Buckeye follows the non-substantive vesting method and recognizes compensation expense immediately for options granted to retirement-eligible employees, or over the period from the grant date to the date retirement eligibility is achieved. Unit-based compensation expense recognized in the consolidated statements of operations for the year ended December 31, 2009 is based upon options ultimately expected to vest. Forfeitures have been estimated at the time of grant and will be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based upon historical experience.
     Generally, compensation expense is recognized based on the fair value on the date of grant estimated using a Black-Scholes option pricing model. Buckeye recognizes compensation expense for these awards granted on a straight-line basis over the requisite service period. Compensation expense is based on options ultimately expected to vest by estimating forfeitures at the date of grant based upon historical experience and revising those estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
     Due to regulations adopted under Internal Revenue Code Section 409A, holders of options granted during 2008 would have been subject to certain adverse tax consequences if the terms of the grant were not modified. Buckeye received the approval of the holders of options granted in 2008 to shorten the term of those options to avoid the adverse tax consequences under Section 409A. Options granted before January 1, 2008 were not impacted by the IRS regulations. This modification did not have a material impact on our financial results. Following the adoption of the 2009 LTIP on March 20, 2009, Buckeye ceased making additional grants under the Option Plan.
     The impact of Buckeye’s Option Plan is immaterial to our consolidated financial statements.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
18. EMPLOYEE STOCK OWNERSHIP PLAN
     Services Company provides the ESOP to the majority of its employees hired before September 16, 2004. Employees hired by Services Company after September 15, 2004, and certain employees covered by a union multiemployer pension plan, do not participate in the ESOP. The ESOP owns all of the outstanding common stock of Services Company.
     At December 31, 2009, the ESOP was directly obligated to a third-party lender for $7.7 million with respect to the 3.60% ESOP Notes. The 3.60% ESOP Notes were issued on May 4, 2004 to refinance Services Company’s 7.24% ESOP Notes which were originally issued to purchase Services Company common stock. The 3.60% ESOP Notes are collateralized by Services Company common stock and are guaranteed by Services Company. Buckeye has committed that, in the event that the value of its LP Units owned by Services Company falls to less than 125% of the balance payable under the 3.60% ESOP Notes, Buckeye will fund an escrow account with sufficient assets to bring the value of the total collateral (the value of LP Units owned by Services Company and the escrow account) up to the 125% minimum. Amounts deposited in the escrow account are returned to Buckeye when the value of the LP Units owned by Services Company returns to an amount which exceeds the 125% minimum. At December 31, 2009, the value of Buckeye’s LP Units owned by Services Company was approximately $89.3 million, which exceeded the 125% requirement
     Services Company stock is released to employee accounts in the proportion that current payments of principal and interest on the 3.60% ESOP Notes bear to the total of all principal and interest payments due under the 3.60% ESOP Notes. Individual employees are allocated shares based upon the ratio of their eligible compensation to total eligible compensation. Eligible compensation generally includes base salary, overtime payments and certain bonuses. Total ESOP related costs charged to earnings were $2.5 million, $3.4 million and $5.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.
19. RELATED PARTY TRANSACTIONS
     Approximately 62% of our outstanding equity, which includes Common Units and Management Units, are owned by BGH GP and approximately 38% by the public. BGH GP is owned by affiliates of ArcLight, Kelso and certain investment funds along with certain members of senior management of Buckeye GP. MainLine Management is our general partner and is wholly owned by BGH GP.
     Services Company and Buckeye are considered related parties with respect to us. As discussed in Note 2, our consolidated financial statements include the accounts of Services Company and Buckeye on a consolidated basis, and all intercompany transactions have been eliminated.
     We incurred a senior administrative charge for certain management services performed by affiliates of Buckeye GP of $0.5 million, $1.9 million and $1.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. The senior administrative charge was waived indefinitely on April 1, 2009 as these affiliates are currently not providing services to us that were contemplated as being covered by the senior administrative charge. As a result, there were no related charges recorded in the last nine months of 2009.
     Two of MainLine Management current directors, Robb E. Turner and John F. Erhard, had an indirect ownership interest in affiliates of ArcLight, the sellers of Lodi Gas. As a result of their indirect ownership interests in those ArcLight affiliates, Messrs. Turner and Erhard received approximately $7.9 million and $16,700, respectively, from the sale of Lodi Gas to us in 2008.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
20. CASH DISTRIBUTIONS
     We generally make quarterly cash distributions of substantially all of our available cash, generally defined as consolidated cash receipts less consolidated cash expenditures and such retentions for working capital, anticipated cash expenditures and contingencies as our general partner deems appropriate. Distributions for the years ended December 31, 2009, 2008, and 2007 were $40.8 million, $34.4 million and $27.7 million, respectively.

		Amount Per
Record Date	Payment Date	Common Unit
February 6, 2007	February 28, 2007	$0.2250
May 7, 2007	May 31, 2007	0.2400
August 6, 2007	August 31, 2007	0.2500
November 5, 2007	November 30, 2007	0.2650

February 5, 2008	February 29, 2008	$0.2850
May 9, 2008	May 30, 2008	0.3000
August 8, 2008	August 29, 2008	0.3100
November 7, 2008	November 28, 2008	0.3200

February 12, 2009	February 27, 2009	$0.3300
May 11, 2009	May 29, 2009	0.3500
August 7, 2009	August 31, 2009	0.3700
November 12, 2009	November 30, 2009	0.3900
     On February 5, 2010, we announced a quarterly distribution of $0.41 per Common Unit that was paid on February 26, 2010, to Unitholders of record on February 16, 2010. Total cash distributed to Unitholders on February 26, 2010 was approximately $11.6 million.
21. EARNINGS PER PARTNERSHIP UNIT
     Basic and diluted earnings per partnership unit is calculated by dividing net income, after deducting the amount allocated to Buckeye, by the weighted-average number of partnership units outstanding during the year.
     The following table is a reconciliation of the weighted average number of Common Units used in the basic and diluted earnings per unit calculations for the periods indicated (in thousands):

	Year Ended December 31,
	2009	2008	2007
Basic:
Weighted average common units outstanding	27,770	27,770	27,424
Weighted average management units outstanding	530	530	718

Units for basic	28,300	28,300	28,142

Diluted:
Units used for basic calculation	28,300	28,300	28,142
Dilutive effect of additional management units	—	—	158

Units for diluted	28,300	28,300	28,300

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
22. BUSINESS SEGMENTS
     We report and operate in five business segments: Pipeline Operations; Terminalling and Storage; Natural Gas Storage; Energy Services and Development and Logistics. We previously referred to the Development and Logistics segment as the Other Operations segment. We renamed the segment to better describe the business activities conducted within the segment. We also have certain consolidated level assets, principally goodwill, which are not allocable to the individual reporting segments because they are not used by the chief operating decision maker to make operating decisions or to allocate resources.
  Pipeline Operations
     The Pipeline Operations segment receives refined petroleum products from refineries, connecting pipelines, and bulk and marine terminals and transports those products to other locations for a fee. This segment owns and operates approximately 5,400 miles of pipeline systems in 15 states. This segment also has three refined petroleum products terminals with aggregate storage capacity of approximately 0.5 million barrels in three states.
  Terminalling and Storage
     The Terminalling and Storage segment provides bulk storage and terminal throughput services. This segment has 59 refined petroleum products terminals in ten states with aggregate storage capacity of approximately 25.7 million barrels.
Natural Gas Storage
     The Natural Gas Storage segment provides natural gas storage services at a natural gas storage facility in northern California that is owned and operated by Lodi Gas. The facility provides approximately 40 Bcf of total natural gas storage capacity (including pad gas) and is connected to Pacific Gas and Electric’s intrastate gas pipelines that service natural gas demand in the San Francisco and Sacramento, California areas. The Natural Gas Storage segment does not trade or market natural gas.
  Energy Services
     The Energy Services segment is a wholesale distributor of refined petroleum products in the northeastern and midwestern United States. This segment recognizes revenues when products are delivered. The segment’s products include gasoline, propane and petroleum distillates such as heating oil, diesel fuel and kerosene. The segment also has five terminals with aggregate storage capacity of approximately 1.0 million barrels. The segment’s customers consist principally of product wholesalers as well as major commercial users of these refined petroleum products.
  Development and Logistics
     The Development and Logistics segment consists primarily of our contract operation of approximately 2,400 miles of third-party pipeline and terminals, which are owned principally by major oil and gas, petrochemical and chemical companies and are located primarily in Texas and Louisiana. This segment also performs pipeline construction management services, typically for cost plus a fixed fee, for these same customers. The Development and Logistics segment also includes our ownership and operation of an ammonia pipeline and our majority ownership of the Sabina Pipeline in Texas.
     Each segment uses the same accounting policies as those used in the preparation of our consolidated financial statements. All inter-segment revenues, operating income and assets have been eliminated. All periods are presented on a consistent basis. All of our operations and assets are conducted and located in the United States.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Financial information about each segment is presented below for the periods or at the dates indicated:

	Year Ended December 31,
	2009	2008	2007
Revenue:
Pipeline Operations	$392,667	$387,267	$379,345
Terminalling and Storage	136,576	119,155	103,782
Natural Gas Storage	99,163	61,791	—
Energy Services	1,125,013	1,295,925	—
Development and Logistics	34,136	43,498	36,220
Intersegment	(17,183)	(10,984)	—

Total revenue	$1,770,372	$1,896,652	$519,347

Operating income:
Pipeline Operations	$93,957	$149,349	$146,878
Terminalling and Storage	61,084	52,133	40,581
Natural Gas Storage	30,574	32,235	—
Energy Services	13,086	5,905	—
Development and Logistics	5,099	6,870	7,894

Total operating income	$203,800	$246,492	$195,353

Depreciation and amortization:
Pipeline Operations	$35,533	$35,188	$32,996
Terminalling and Storage	7,258	6,051	5,610
Natural Gas Storage	5,971	4,599	—
Energy Services	4,204	3,386	—
Development and Logistics	1,733	1,610	1,630

Total depreciation and amortization	$54,699	$50,834	$40,236

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2009	2008	2007
Capital additions: (1)
Pipeline Operations	$34,209	$38,182	$47,563
Terminalling and Storage	20,927	30,245	18,341
Natural Gas Storage	20,860	49,514	—
Energy Services	7,317	4,191	—
Development and Logistics	700	297	1,963

Total capital additions	$84,013	$122,429	$67,867

Acquisitions and equity investments,
net of cash acquired:
Pipeline Operations	$12,188	$19,169	$1,933
Terminalling and Storage	43,593	66,242	38,793
Natural Gas Storage	—	438,806	—
Energy Services	2,532	143,306	—
Development and Logistics	—	—	—

Total acquisitions and equity investments, net	$58,313	$667,523	$40,726

	December 31,
	2009	2008	2007
Total Assets:
Pipeline Operations (2)	$1,592,916	$1,630,050	$1,673,744
Terminalling and Storage	532,971	473,806	385,446
Natural Gas Storage	573,261	503,278	—
Energy Services	482,025	333,967	—
Development and Logistics	74,476	93,309	74,462
Consolidating level	230,922	228,687	220,674

Total assets	$3,486,571	$3,263,097	$2,354,326

Goodwill:
Pipeline Operations	$198,632	$198,632	$198,632
Terminalling and Storage (3)	49,618	51,386	22,789
Natural Gas Storage	169,560	169,560	—
Energy Services	1,132	1,132	—
Development and Logistics	13,182	13,182	13,182

Total goodwill	$432,124	$433,892	$234,603

(1)	Amount includes ($3.3) million and $2.0 million of non-cash changes in accruals for capital expenditures for the years ended December 31, 2009 and 2008, respectively.

(2)	All equity investments are included in the assets of the Pipeline Operations segment.

(3)	Goodwill decreased by $1.8 million as of December 31, 2009 from December 31, 2008 due to the finalization of the purchase price allocation relating to the acquisition of a terminal in Albany, New York in 2008; this $1.8 million was allocated to property, plant and equipment.

BUCKEYE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
23. SUPPLEMENTAL CASH FLOW INFORMATION
     Supplemental cash flows and non-cash transactions were as follows for the periods indicated:

	Year Ended December 31,
	2009	2008	2007
Cash paid for interest (net of capitalized interest)	$66,264	$63,647	$50,956
Cash paid for income taxes	2,316	1,063	1,095
Capitalized interest	3,401	2,355	1,469

Non-cash changes in assets and liabilities:
Change in capital expenditures in accounts payable	$(3,296)	$1,957	$2,377
Hedge accounting	18,450	3,357	6,951
Environmental liability assumed in acquisition	1,480	5,644	—
24. QUARTERLY FINANCIAL DATA (UNAUDITED)
     Summarized quarterly financial data for the years ended December 31, 2009 and 2008 is set forth below. Quarterly results were influenced by seasonal and other factors inherent in our business.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2009
Revenue	$416,840	$351,220	$423,444	$578,868	$1,770,372
Operating income (loss) (1)	68,865	(35,432)	74,889	95,478	203,800
Net income (loss) (1)	53,696	(48,384)	58,370	77,955	141,637
Net income attributable to Buckeye GP Holdings L.P. (1)	10,149	9,772	11,095	18,578	49,594
Earnings per partnership unit — basic and diluted (2)	$0.36	$0.35	$0.39	$0.66	$1.75

2008
Revenue	$380,275	$492,548	$496,170	$527,659	$1,896,652
Operating income	56,094	56,986	63,251	70,161	246,492
Net income	40,585	40,297	46,705	53,036	180,623
Net income attributable to Buckeye GP Holdings L.P.	5,849	5,317	7,234	8,077	26,477
Earnings per partnership unit — basic and diluted (2)	$0.21	$0.19	$0.26	$0.29	$0.94

(1)	The second quarter of 2009 includes an impairment charge of $72.5 million related to assets held for sale and reorganization expenses of $28.1 million. The fourth quarter of 2009 includes a reversal of $12.8 million of the previously recognized impairment charge. See Notes 8 and 3, respectively.

(2)	The sum of the per partnership unit amounts per quarter does not equal the amount presented for the years ended December 31, 2009 and 2008 due to rounding.